UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): October 20, 2006

WIRELESS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-50214	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20283 State Road 7, Suite 40 Boca Raton, Florida	33498
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 807-6325

301 North Ocean Blvd.
Pompano Beach, Florida 33062
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions, A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934. This report includes statements regarding the Company’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.). Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by the Company in the Company’s reports filed with the Securities and Exchange Commission (the “SEC”) which attempt to advise interested parties of the risks and factors that may affect the Company’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, the Company’s actual results may vary materially from those expected or projected.

ITEMS 1.01, 2.01, 5.01, 5.02 and 5.06. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT, COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS, CHANGES IN CONTROL OF THE REGISTRANT, AND DEPARTURE OF DIRECTORS AND OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS, CHANGE IN SHELL COMPANY STATUS.

On October 20, 2006 Wireless Holdings, Inc. (“we,” “our,” “us” or the “Company”) completed a so-called “reverse merger” transaction, in which we caused Wireless Acquistion Holdings Corp., a Delaware corporation and our newly-created, wholly-owned subsidiary (“Wireless Acquisition”), to be merged with and into H2Diesel, Inc., a Delaware corporation (“H2Diesel”), and such merger, the “Merger”). H2Diesel is a recently formed development stage company that holds an exclusive license for North America, Central America and the Caribbean (the “Territory”) to exploit proprietary technology to manufacture bio-fuel that is intended to be marketed as “bio-diesel” fuel or heating fuel or, alternatively, as a new class of bio-fuel or fuel additive. As a result of the Merger, H2Diesel became our wholly-owned subsidiary, and a change of control occurred as former H2Diesel stockholders acquired 93.6% of the outstanding shares of our common stock, par value $.001 per share (“Company Common

 Stock”) and Wireless Holdings ceased being a “shell company” as such term is defined in Rule 12b-2 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

The Merger was consummated under Delaware law and pursuant to an Agreement of Merger and Plan of Reorganization, dated October 17, 2006 (the “Merger Agreement”), as discussed below. A copy of the Merger Agreement is filed as Exhibit 2.1 to our Current Report on form 8-K filed October 18, 2006 and is incorporated herein by reference. Shortly before the closing of the reverse merger, H2Diesel completed a private offering (the “Private Placement”) to accredited investors (as defined in Rule 501 of the Securities Act) of 2,915,000 shares of its common stock, par value $.0001 per share (“H2 Common Stock”), and received gross proceeds of $2,915,000 at the closing of the Private Placement, which includes the conversion of a demand note in the principal amount of $765,000 into 765,000 shares of its common stock (the “Demand Note”) at price of $1.00 per share.

The Merger

Pursuant to the Merger Agreement, at closing, stockholders of H2Diesel received one share of our Company Common Stock for each issued and outstanding share of H2 Common Stock. As a result, after giving effect to the repurchase of shares of Company Common Stock held by Joseph Hess discussed below, the shares of Company Common Stock issued in the Merger to the former stockholders of H2Diesel, represent 93.6% of Company Common Stock on a primary basis or 95.1% on a fully-diluted basis, and the Company acquired 100% of the outstanding capital stock of H2Diesel. The consideration issued in the Merger was determined as a result of arm’s-length negotiations between the parties.

In connection with the Merger, the Company assumed all of H2Diesel’s obligations under its outstanding stock options and warrants. At the time of the Merger, H2Diesel had outstanding stock options and warrants to purchase 5,571,500 shares of H2 Common Stock, which outstanding stock options and warrants are now options and warrants to purchase an equal number of shares of Company Common Stock as a result of the Merger. The Company did not have any warrants or options to purchase shares of its capital stock outstanding immediately prior to the closing of the Merger.

The shares of Company Common Stock issued to former holders of H2 Common Stock in the Merger, and the shares of H2 Common Stock issued in the Private Placement, were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same. See the discussion of registration rights set forth below.

Pursuant to a Purchase and Repayment Agreement, dated October 20, 2006 (the “Purchase and Repayment Agreement”) between the Company and Joseph Hess, which was entered into in connection with the Merger, we paid an aggregate of $300,000 to Mr. Hess in consideration of the payment in full of all indebtedness owed by the Company to Mr. Hess in the amount of $215,944.72 and the sale to us of 29,075,000 shares of Company Common Stock, which shares were then cancelled at the closing of the Merger. Immediately following the closing of the Merger and pursuant to an Acquisition Agreement dated October 20, 2006 (the “Acquisition Agreement”), and as part of the consideration for the repurchase of Mr. Hess’ shares, we sold to Mr. Hess all of the capital stock of our subsidiary, Action Wireless, Inc., a Florida corporation (“Action Wireless”), through which we conducted our historical wireless products reseller business, and Mr. Hess assumed and agreed to indemnify and hold us harmless from the historical and future liabilities of those operations. Giving effect to the cancellation of Mr. Hess’ shares, there were 1,101,250 shares of Company Common Stock outstanding before giving effect to the stock issuances in the Merger.

After the closing of the Merger, we had outstanding 17,091,250 shares of Company Common Stock and warrants and options to purchase 5,571,500 shares of Company Common Stock.

Because Mr. Hess will continue to serve as a director of the Company until we complete our compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, we also entered into an indemnification agreement dated October 20, 2006 (the “Indemnification Agreement”) with Mr. Hess, whereby we agreed to indemnify Mr. Hess to the fullest extent permitted by law for any proceedings that he becomes involved in as a result of his serving as a director of the Company after the effective time of the Merger. Copies of the Purchase and Repayment Agreement, Acquisition Agreement and Indemnification Agreement are filed as Exhibits 2.2, 2.3 and 2.4, respectively, to this report and the summaries of such agreements are qualified in their entirety by reference to the contents of each.

Changes Resulting from the Merger

We currently intend to carry on H2Diesel’s business as our sole line of business. H2Diesel holds an exclusive license in the Territory to make, have made and sell or sublicense others to make, have made and sell, bio-fuel that is intended to be marketed as “bio-diesel” fuel or heating fuel, or alternatively, as a new class of bio-fuel or fuel additive using a proprietary additive and know how which we believe simplifies and potentially reduces the cost of the traditional bio-diesel manufacturing process. Immediately following the Merger, our headquarters will be relocated to H2Diesel’s offices at 20283 State Road 7, Suite 40, Boca Raton, Florida 33498, and our telephone number will be (561) 807-6325. Following the Merger and compliance with Section 14(c) of the Exchange Act and Regulation 14C thereunder, we intend to change the name of the Company to “H2Diesel Holdings, Inc.” or a similar name. In addition, we expect to obtain a new trading symbol once our name change is complete.

Pre-Merger stockholders of our company will not be required to exchange their existing Wireless Holdings stock certificates, since the over-the-counter-bulletin board (“OTCBB”) will consider the existing stock certificates as constituting “good delivery” in securities transactions subsequent to the reverse merger.

Under Florida and Delaware law, we did not need the approval of our stockholders to complete the Merger because we were not a constituent corporation in the Merger. The constituent corporations in the merger were Wireless Acquisition and H2Diesel, each of which is or was a Delaware corporation. The Merger and its related transactions were approved unanimously by the stockholders of H2Diesel by written consent in lieu of a meeting. Under Delaware general corporation law, because all of the stockholders of H2Diesel consented to the Merger none of the H2Diesel stockholders will have appraisal rights in connection with the Merger.

Expansion of Board of Directors; Election of Officers

In accordance with our by-laws for filling newly-created board vacancies, Joseph Hess, our sole director prior to the Merger, appointed Lee S. Rosen, the director of H2Diesel, to serve as an additional director of our company effective at the closing of the Merger. Mr. Hess has submitted his resignation as a director effective upon compliance with Section 14(f) of the Exchange Act and the rules promulgated thereunder. David A. Gillespie, the President and Chief Executive Officer of H2Diesel, has also been appointed as a director effective immediately upon the completion of our compliance with the provisions of Section 14(f) of the Exchange Act and the rules promulgated thereunder. We anticipate that such compliance will be completed on or about November 6, 2006.

In addition, at the closing of the Merger, Mr. Hess resigned as President, Chief Financial Officer, Chief Executive Officer, Secretary and Treasurer. A copy of Mr. Hess’ Resignation Letter is filed as Exhibit 99.1. The board appointed Mr. Gillespie as Chief Executive Officer and President. Andrea Festuccia also became the Chief Technology Officer of the Company, effective upon the Closing and Mr. Rosen was appointed Chairman of the Board as of the Closing.

Additional information with regard to Messrs. Gillespie, Rosen and Festuccia required by Items 5.02(c) and (d) of Form 8-K is set forth in response to Item 2.01(f) below and incorporated herein by reference.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. In connection with the Merger, we assumed the H2Diesel employment agreements with Messrs. Gillespie, Rosen and Festuccia, which expire on December 31, 2009, October 17, 2009 and April 1, 2009, respectively, but are automatically extended for additional one-year terms unless notice of termination is given at least 270 days prior to the end of the term, in case of Mr. Gillespie, and ninety days prior to the end of the term in the case of Messrs. Rosen and Festuccia. Copies of these employment agreements are attached to this report as Exhibits 10.5 10.6 and 10.7, respectively, and are incorporated herein by reference. Our officers are elected annually by the board of directors and serve at the discretion of the board.

Accounting Treatment; Change of Control

The merger is being accounted for as a “reverse merger” (i.e., a recapitalization of H2Diesel), since the stockholders of H2Diesel now own a majority of the outstanding shares of our common stock immediately following the merger. H2Diesel is deemed to be the acquiror in the reverse merger and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of H2Diesel and will be recorded at the historical cost basis of H2Diesel. Except as described in this report, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company. Further, as a result of the issuance of the 15,990,000 shares of our common stock, a change in control of our company occurred on the date of the consummation of the merger. We will continue to be a “small business issuer,” as defined under the Securities Exchange Act of 1934, following the merger.

Private Placement

Immediately prior to the Merger, H2Diesel completed the closing of a Private Placement of a total of 2,915,000 shares of H2Diesel common stock, inclusive of the shares issued upon conversion of the Demand Note, at a purchase price of $1.00 per share to purchasers that qualified as accredited investors, as defined in Regulation D. H2Diesel received gross proceeds from the private offering of $2,915,000, inclusive of the proceeds from the Demand Note. Additional information concerning the Private Placement is included in Item 3.02, “Unregistered Sales of Equity Securities.”

H2Diesel’s finder, Empire Financial Group, Inc., received an aggregate of $176,050 in cash fees in connection with the Private Placement and warrants to purchase an aggregate of 251,500 shares of our Common Stock.

Registration Rights

Under the terms of the Private Placement, H2Diesel entered into a Registration Rights Agreement dated October 17, 2006 with the purchasers of its common stock. In connection with the Merger, we assumed H2Diesel’s obligations under the Registration Rights Agreement. Under the Registration Rights Agreement, we are required to file a “resale” registration statement with the SEC covering the 2,915,000 shares of H2Diesel common stock issued in the Private Placement (and converted into Company Common Stock in the Merger) on or before November 20, 2006 (30 days after the closing of the Merger). We are obligated to maintain the effectiveness of the “resale” registration statement from the effective date through and until 12 months after the date of closing of the Merger, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without regard to volume limitations, provided we comply with our reporting obligations. We also expect to include on such registration statement an additional 8,326,250 shares of Company Common Stock issued in the Merger to other stockholders of H2Diesel and 5,571,500 shares issuable upon exercise of our outstanding warrants and options. We agreed to use our best efforts to have the “resale” registration statement declared effective by the SEC as soon as possible after the initial filing, but by no later than [April 20], 2007 (180 days after the closing of the Merger). We may be required to issue additional shares of Company Common Stock to purchasers in the Private Placement, in an amount not to exceed 6.0% of the shares sold in the Private Placement if we fail to meet certain registration rights obligations. The Registration Rights Agreement is filed as Exhibit 10.7 and is incorporated herein by reference.

In consideration of Xethanol Corporation’s (“Xethanol”) execution and delivery of a written consent of the stockholders of H2Diesel to the Merger, H2Diesel entered into a separate registration rights agreement with Xethanol (the “Xethanol Registration Rights Agreement”). In

connection with the Merger, we assumed H2Diesel’s obligations under the Xethanol Registration Rights Agreement. The Xethanol Registration Rights Agreement requires us, upon the written request of Xethanol, but not prior to six months after the date of effectiveness of the “resale” registration statement discussed above, to file a registration statement with the SEC in form and substance sufficient to facilitate the spin off to Xethanol’s stockholders of the shares of Company Common Stock issued to Xethanol in the Merger, and to use our commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable thereafter. A copy of the Xethanol Registration Rights Agreement is attached to this report as Exhibit 10.9 and is incorporated herein by reference.

ITEMS 2.01 AND 5.01(A)(8) - COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS; CHANGES IN CONTROL OF REGISTRANT

The following information is provided pursuant to Items 2.01(f) and 5.01(a)(8) of Form 8-K, as if the Company were filing a Form 10-SB.

DESCRIPTION OF BUSINESS

Wireless Holdings

Wireless Holdings was incorporated June 4, 2003 under the laws of the State of Florida. Wireless Holdings was organized for the purpose of engaging in business capital ventures and other business permitted under the laws of the United States and the State of Florida. On June 30, 2005, Wireless Holdings entered into an agreement for the sale of assets pursuant to which Wireless Holdings sold the assets for its retail store operating at 2206 NE 20th Street, Boca Raton, Florida. The assets that were sold included Wireless Holdings’ lease rights, furniture, fixtures, equipment, display cases and computer desks.

Prior to the Merger, Wireless Holdings, through its subsidiary, Action Wireless, resold a comprehensive suite of wireless voice and data communications products and services. Wireless Holdings’ voice and data offerings were tailored to meet the communications needs of individuals as well as local and regional businesses. The marketing and distribution plans for Wireless Holdings’ services were further targeted to the specific geographic and demographic characteristics of the south Florida markets.

On October 20, 2006, Wireless Holdings completed the Merger pursuant to the terms set forth in the Merger Agreement which are described in greater detail in Item 1.01 above, which is incorporated herein by reference. After the Merger, Wireless Holdings sold Action Wireless to Joseph Hess and discontinued its previous business and succeeded to the business of H2Diesel as its sole line of business. H2Diesel is based in Boca Raton, Florida and is engaged in the bio-fuel business. Prior to the Merger, there was no material relationship between Wireless Holdings and H2Diesel and any of the companies’ respective affiliates, directors or officers, or any associates of the respective officers or directors. All of Wireless Holdings liabilities before the Merger were settled prior to the Merger.

Wireless Holdings common stock trades on the OTCBB under the symbol “WLHO.OB.” We expect, however, to apply for a new symbol in connection with our name change discussed elsewhere in this Report. Wireless Holdings is a “small business issuer” as defined by Rule 12b-2 of the Securities Exchange Act.

Wireless Holdings’ authorized capitalization consists of 100,000,000 shares of common stock at $.001 par value and 10,000,000 preferred stock at $.001 par value. As of October 20, 2006, prior to the Merger and the repurchase of the shares of Company Common Stock owned by Mr. Hess described above in Item 1.01, Wireless Holdings had 30,176,250 shares of Common Stock outstanding and no shares of preferred stock outstanding. Following the Merger and the repurchase of the shares of Mr. Hess, Wireless Holdings had 17,091,250 shares of common stock outstanding and no shares of preferred stock outstanding.

Prior to the Merger, Wireless Holdings had one full time employee and one part time employee. Following the Merger, Wireless Holdings has three full-time employees. Also, prior to the Merger, the sole director and officer of Wireless Holdings served without compensation. Following the Merger, Wireless Holdings appointed new directors and succeeded to the employment agreements that H2Diesel had with the Chairman of its Board of Directors, its President and Chief Executive Officer and its Chief Technology Officer.

Prior to the Merger, the principal executive offices of Wireless Holdings were located at 301 North Ocean Blvd., Pompano Beach, Florida 33062. After the Merger, the principal executive offices of Wireless Holdings were moved to the headquarters of H2Diesel located at 20283 State Road 7, Suite 40, Boca Raton, Florida 33498, telephone number is (561) 807-6325, and facsimile number is (561) 807-6326. Wireless Holdings’ does not currently maintain on internet website address.

H2Diesel

Business Development

H2Diesel is a newly formed development-stage company, incorporated under the laws of the State of Delaware on February 28, 2006. Since its inception, H2Diesel has been engaged in organizational activities, including developing a strategic operating plan, entering into contracts and raising capital. Other than limited testing activities with respect to its bio-fuel, H2Diesel has not conducted any operations or generated any revenues. On October 20, 2006, H2Diesel completed the Merger pursuant to the terms set forth in the Merger Agreement.

Business of H2Diesel

H2Diesel was incorporated to exploit the rights to certain proprietary technology to manufacture bio-fuel that is intended to be marketed as “bio-diesel” fuel, a fuel additive or heating fuel (the “H2Diesel Bio-Fuel”). These rights were acquired pursuant to an Exclusive License Agreement dated March 20, 2006 and as amended on September 11, 2006 (the “License Agreement”), with Ferdinando Petrucci (the “Inventor”). Under the License Agreement, H2Diesel was granted a perpetual license in North America, Central America and the Caribbean and has an option expiring on December 31, 2006 to expand its territory to include South America (other than Paraguay), to make, use and exploit a chemical additive for use in making the H2Diesel Bio-Fuel (the “Additive”) and related know how (collectively, referred to as the “Technology”). Although we believe that the H2Diesel Bio-Fuel does not require U.S.

Environmental Protection Agency approval to be used as a heating fuel, such approval (which has not yet been obtained and of which no assurance can be given) would be required for other uses, including as fuel or fuel additive for diesel engines.

Bio-diesel fuel is the name of a clean burning alternative fuel produced from domestic, renewable resources such as vegetable oils. H2Diesel Bio-Fuel contains no petroleum, but it can be blended at any level with petroleum diesel to create a bio-diesel fuel blend. Bio-diesel can be used in compression ignition (diesel) engines with no major modifications. According the National Bio-diesel Board, an industry trade organization (the “NBB”), B20 (a blend of 20 percent bio-diesel fuel with 80 percent petroleum diesel) has demonstrated significant environmental benefits with a minimum increase in cost for fleet operations and other consumers. The NBB also reports that bio-diesel fuel is the only alternative fuel to have passed all U.S. Environmental Protection Agency (“EPA”) requirements. The use of bio-diesel fuel in a conventional diesel engine results in a substantial reduction of unburned hydrocarbons, carbon monoxide, and particulate matter compared to emissions from diesel fuel. In addition, the exhaust emissions of sulfur oxides and sulfates (major components of acid rain) from bio-diesel fuel are essentially eliminated compared to diesel. Bio-diesel fuel can be used in any number of applications, including diesel automobile, truck and marine engines, diesel powered construction and farming equipment and diesel powered electrical generating facilities and can be blended in varying levels with petroleum diesel, although higher concentrations may require vehicle and storage modifications.

H2Diesel believes that its Technology, as compared to current methods used in the production of bio-diesel fuel, is a substantially less complex process and thus offers important advantages. Conventional bio-diesel is made utilizing a chemical reaction known as transesterification. A vegetable oil reacts with an esterifying agent, usually an alcohol such as methanol or ethanol to form two principal products: a methyl ester product, which is the bio-diesel product, and glycerin. The reaction can be undertaken with or without a catalyst, typically with the input of additional energy and at atmospheric pressure.

H2Diesel’s Technology instead combines water with the Additive to produce the primary mix. The primary mix is then combined with a vegetable oil (waste or commodity) feedstock to produce H2Diesel Bio-Fuel. Glycerin is not a by-product of the H2Diesel Bio-Fuel production process.. H2Diesel believes that there is no other process step other than, possibly, some filtration depending on feedstock and application.

Although there can be no assurance, H2Diesel believes that its Technology is superior to conventional bio-diesel production due to the following factors:

•	Simplicity of construction and operation;

•	Reduced labor cost;

•	Reduced production energy cost;

•	Reduced capital expenditures - (conventional reactors are more complicated and expensive to produce than is anticipated for facilities which will use the Technology);

•	Scalability, both on a large and small scale; and

•	The ability to co-locate with other industry participants and end users such as waste oil generators and truck operators.

The bio-diesel market is relatively undeveloped in the United States but, according to the National Bio-Diesel Board (NBB), an industry trade organization, it is growing. H2Diesel believes this growth is due in part to federal mandates relating to expanded use of bio-fuels and other alternative fuels, particularly for fleet operators of diesel powered vehicles. Growth in conventional bio-diesel processing plants is presently hampered by the shortage of qualified engineering and construction firms, resulting in part from current expanded construction of bio-diesel and ethanol plants. H2Diesel believes, however, that the relative simplicity of its Technology and plant requirements will help to mitigate this constraint. In addition, the availability of vegetable oil feedstock is a constraint on the growth of bio-diesel production.

Although H2Diesel believes that its Technology has the favorable characteristics described above, the Technology has yet to be utilized in the production of H2Diesel Bio-Fuel on a commercial scale nor has bio-fuel manufactured using the Technology been utilized in diesel powered vehicles or heat equipment other than on a limited test basis. H2Diesel has conducted tests through the University Center for Research and Sustainable Development, a combined initiative on the part of several Italian universities, of certain performance and emissions characteristics of H2Diesel Bio-Fuel produced using the Technology as compared to conventional diesel fuel and believes that these tests demonstrate favorable heat content, power and emissions performance of H2Diesel Bio-Fuel utilizing the Technology; however, H2Diesel Bio-Fuel manufactured with H2Diesel’s Technology has yet to be certified or approved by any independent laboratory in the United States or by any United States or foreign government regulatory agency for use as a fuel and H2Diesel can give no assurance whether any such certification or approval can be obtained. Also, we cannot assure you that additional testing or production and use of bio-diesel fuel using our Technology will not reveal unforeseen problems.

Moreover, H2Diesel, as a development-stage company, has only three employees and limited experience in the bio-fuel industry and the production and commercialization of fuel products, including bio-diesel.

The Technology is not patented and the only intellectual property rights that exist at present, if any, are trade secrets. Trade secrets are, however, difficult to protect and others could independently develop substantially equivalent technology, otherwise gain access to trade secrets relating to the Technology, including through analysis or “reverse engineering” of bio-fuel made with the Technology. Although H2Diesel has commenced the process of applying for U.S. patent protection, we may be unable to obtain any patent and we may be otherwise unable to meaningfully protect the rights to unpatented trade secrets.

Exclusive License Agreement

Pursuant to the License Agreement, H2Diesel has been granted a perpetual license to make, use and exploit the Technology. H2Diesel’s rights with respect to the Technology are exclusive in the territory consisting of North America (United States of America, its possessions and territories, Canada and Mexico), Central America (Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua and Panama) and the Caribbean (Antigua & Barbuda, Aruba,

Bahamas, Cayman Islands, Cuba (currently subject to U.S. embargo), Dominica, Dominican Republic, Grenada, Guadeloupe, Haiti, Jamaica, Martinique, St. Kitts & Nevis, St. Lucia, St. Vincent and the Grenadines, Trinidad & Tobago, Turks & Caicos Islands, and Virgin Islands). H2Diesel also have an option, expiring December 31, 2006, to expand our territory to include South America (Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, French Guiana, Guyana, Peru, Suriname, Uruguay and Venezuela).

Under the terms of License Agreement, H2Diesel agreed to pay the Inventor $11 million of which $1.5 million was paid on March 20, 2006 (the “Effective Date”), $1.0 million is due not later than December 31, 2006, $1.5 million is due not later than 365 days after the Effective Date and the balance is due in seven annual installments thereafter. In addition, H2Diesel issued the Inventor 893,750 shares of H2Diesel common stock (converted in the Merger into our common stock). In order to exercise the territory expansion option, we would be required to pay to the Inventor an additional $10 million of which $1.5 million would be due upon exercise of such option, $1.5 million would be due within 180 days thereafter and the balance would be due in seven annual installments commencing on the first anniversary of the date of such exercise. The original License Agreement and the amendment to the License Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this report and this summary is qualified in its entirety by reference to the contents of such agreement, as amended.

Business Strategy

Following the Merger, our business strategy consists of developing two revenue streams: (a) direct sales from manufacturing plants that we may purchase or build (either directly or through joint ventures) in order to process, market and sell the Additive and/or H2Diesel Bio-Fuel using our Technology and (b) the collection of royalties through sublicensing the Technology. H2Diesel has a sublicense agreement with Xethanol as more fully described below.

Sublicense Agreement

In April, 2006, H2Diesel entered into an initial sublicense agreement with Xethanol (as amended and restated in June of 2006, the “Sublicense Agreement”) pursuant to which it granted Xethanol a ten year exclusive right to make and sell H2Diesel Bio-Fuel and other chemicals using the Additive (“Products”) in the states of Maine, Vermont, New Hampshire, Massachusetts, Connecticut, Rhode Island, New York, Pennsylvania, Delaware, New Jersey, Virginia, West Virginia, North Carolina, South Carolina, Georgia and Florida (collectively, the “Territory”) and a non-exclusive right to sell Products anywhere in the Territory. Under the Sublicense Agreement, we will be obligated to supply Xethanol with the Additive necessary for its production of Products, including bio-diesel fuel, at a purchase price equal to the lesser of our actual cost of the raw materials for the Additive plus 10 percent or the lowest price for the Additive charged to a third party that is not controlled by us.

The Sublicense Agreement also requires Xethanol to pay to us a quarterly royalty per gallon of Product sold directly or indirectly by or through Xethanol, its agents, affiliates, subsidiaries and permitted sub-sublicensees equal to the lesser of (a) $0.10 and (b) the lowest royalty per gallon of Product that is charged as a royalty to any other sublicensed third party that is not controlled by us. In addition, Xethanol is obligated to pay such royalty with respect to a minimum of 20 million gallons of fuel during the first 12 months following the date (the “Trigger Date”) that we inform Xethanol that we are ready to accept orders for the Additive and provide the necessary engineering specifications for a process plant to produce Products, including bio-diesel fuel, using the Technology. Thereafter, the required minimum volume increases by 10 million gallons in each subsequent 12 month period during the term (i.e., 30 million gallons for the first subsequent 12 month period, 40 million gallons for the second subsequent period, etc.). If Xethanol fails to pay the minimum mandatory royalties during the first three years following the Trigger Date, H2Diesel may terminate the Sublicense Agreement or convert it to a non-exclusive basis; provided, that the obligation to pay the minimum royalty is irrevocable in respect of the first year following the Trigger Date. After the first three years following the Trigger Date, a failure to pay the minimum royalties results in the automatic conversion of the Sublicense Agreement to a non-exclusive basis. The Sublicense Agreement will automatically renew at the end of the initial 10 year term for successive one year terms (subject to the right to terminate for default) provided that the rate will adjust in accordance with the GNP Implicit Price Deflator. The Sublicense Agreement is filed as Exhibit 10.3 to this report and this summary is qualified in its entirety by reference to the contents of such agreement.

Technology Access Agreement

Concurrently with the Sublicense Agreement, H2Diesel and Xethanol also entered into a Technology Access Agreement dated June 15, 2006 (the “Technology Agreement”), which provides Xethanol access to the formula and know how to manufacture the Additive if H2Diesel suffers certain bankruptcy events or is involved in a change of control in which the acquiring or resulting entity is a competitor of Xethanol, does not have the financial capacity to perform the obligations of H2Diesel under the Sublicense Agreement or fails to assume in writing such obligations. The Technology Agreement is filed as Exhibit 10.4 to this report and this summary is qualified in its entirety by reference to the contents of such agreement.

Manufacturing Plants; Production of Additive Bio-diesel

Currently, H2Diesel does not own any production facilities either for the Additive or for H2Diesel Bio-Fuel. While H2Diesel is exploring possible acquisitions of suitable facilities for such purposes, it has not yet entered into any such agreement.  Acquisition or construction of plant facilities may take several forms, including the leasing of plant facilities, joint ventures with third parties, including manufacturers of ethanol and bio-diesel or consumers of bio-diesel such as trucking and transportation companies, or direct ownership.

The acquisition of manufacturing plants will require us to (i) identify suitable facilities that can be cost-effectively modified for our needs, (ii) conduct due diligence with respect to such facilities, including investigation of environmental risks and permitting, (iii) negotiate acceptable purchase or lease agreements and (iv) finance any such acquisitions and capital improvements to the extent that our cash resources are insufficient. The construction of new facilities would require us to identify appropriate sites to locate plants. In either case, production facilities will need to be engineered and constructed or, in the case of existing plants, appropriate modifications completed. Also, we would have to establish relationships with engineering firms, construction companies and other service providers, as well as supplier relationships to obtain sources of the components of the Additive and, if we manufacture bio-diesel fuel, vegetable oil feed stock.

Plant development, whether acquired or constructed de novo, will necessitate governmental permitting and various regulatory approvals (including environmental, zoning and construction permits), which will likely vary from location to location and may cause delays and add significant costs. Moreover, given our limited operating history, relatively untested technology, experience, management and financial resources, we cannot assure you that we will be able successfully to complete any plant acquisition or construction or that any such plants can be operated profitably.

Management Agreement

H2Diesel was party to a one year management services agreement dated April 14, 2006 with Xethanol (the “Management Agreement”) under which Xethanol was required to provide day to day management of the business of H2Diesel, including with respect to purchasing and financing capital equipment, financial matters, budgets, marketing, strategic advice and planning, long-term strategy, bookkeeping, accounting and other matters. On August 25, 2006, H2Diesel notified Xethanol of H2Diesel’s election to terminate the Management Agreement. As a result, the Management Agreement terminated by its terms on September 25, 2006. H2Diesel elected to terminate the Management Agreement because it believed that it was in its best interests to disengage Xethanol and to pursue additional internal management and/or a replacement external manager.

In consideration of (i) Mr. Rosen’s increased duties as a result of the termination of the Management Agreement, and (ii) Mr. Rosen’s successful negotiation of the amendment to the License Agreement, on September 15, 2006, H2Diesel granted to Mr. Rosen options exercisable for 1.5 million shares of H2Diesel’s common stock at an exercise price of $1.50 per share. These options were assumed by the Company in connection with the Merger. In connection with H2Diesel’s initial financing and the engagement of Xethanol as manager, Xethanol acquired an aggregate of 5,850,000 shares of H2Diesel’s common stock (converted in the Merger to Company Common Stock).

Bio-diesel Industry

The bio-diesel market in the United States has experienced significant growth over the past several years and the NBB expects growth to continue well into the future.  According to industry sources, domestic bio-diesel production has increased each year since 1999. According to a presentation given by the Under Secretary of Rural Development at the 2006 National Bio-diesel Conference, the usage of bio-diesel in the United States increased from 5 million gallons in 2001 to 75 million gallons in 2005 and the 53 bio-diesel plants existing in February 2005 are expected to increase by 2007 to 88 plants. Further, the presentation projects that usage of bio-diesel in the United States will increase to 630 million gallons.

We believe that government regulation globally has stimulated bio-diesel growth in both the U.S and other countries. Much of the world’s industry growth is being driven by environmental protection legislation, mandated bio-diesel blends and fiscal incentives. In the interest of environmental protection, new government regulation and legislation regarding permissible emissions in the United States have created an opportunity for the bio-diesel industry. In particular, recent United States environmental protection legislation has mandated lower sulfur contents in diesel fuel by 2006. Decreased sulfur in diesel inhibits lubricity, making petroleum diesel less desirable to use as a stand-alone product in diesel engines. Bio-diesel blends such as B20, a common bio-diesel blend of 20% bio-diesel and 80% petroleum diesel provides acceptable levels of lubricity, which enables diesel engines to be safely operated while maintaining lower levels of sulfur emissions.

Bio-diesel fuel is made typically from vegetable oil feedstock and H2Diesel’s growth will, in large part, depend on its or its sublicencees’ ability to capture a substantial amount of the available feedstock. Considering the growing bio-diesel market, future importance will be placed on the limited supply of feedstocks as well as companies that are able to efficiently use a variety of these feedstocks.

Because bio-diesel fuel is used as a substitute or extender for conventional diesel fuel, its price tracks that of conventional diesel fuel but typically is costlier than petroleum diesel fuel. Thus, volatility in the conventional diesel fuel market will affect the pricing and demand for bio-diesel fuel. In addition, the price of and demand for bio-diesel fuel will be affected by transportation costs and the existence of tax incentives and environmental policies that currently may encourage the use of bio-diesel fuel, particularly by government fleet operators that are required to utilize alternative fuel vehicles.

Intellectual Property

H2Diesel relies on its contractual exclusivity in North America, Central America and the Caribbean with the Inventor under the License Agreement, and on a combination of the Inventor’s know-how and trade secret rights as well as potential patent rights to establish and protect rights in the Technology. On April 27, 2006, H2Diesel filed a U.S. provisional patent application on behalf of the Inventor titled “Biofuel Additive and Method of Producing a Biofuel” directed to the Technology. We plan to file a U.S. nonprovisional patent application and foreign patent applications for the Technology based on the U.S. provisional application prior to the provisional application’s automatic abandonment date which is twelve months after the filing date, i.e., April 27, 2007. In the event we do not file the U.S. nonprovisional patent application and foreign patent applications by such date, we will not be able to claim priority back to the provisional application filing date pursuant to the Paris Convention for Protection of Industrial Property and the effective filing date for subsequent patent applications for the same Technology would be the date that such applications are actually filed with the applicable patent office. This would result in the loss of the right to obtain patent protection for the Technology in the U.S. due to statutory bars to obtaining patent protection in the U.S. becoming applicable based on the Inventor having granted to H2Diesel a license with respect to the Technology more than one year prior to the effective filing date of the nonprovisional patent application. The inability to claim priority back to the provisional patent application filing date could also result in loss of the ability to obtain foreign patent protection depending on applicable foreign laws and the extent of commercialization and disclosure of the Technology prior to the effective filing date of the foreign applications. Until patent protection is granted we must rely on trade secret protection, which requires reasonable steps to preserve secrecy. Therefore, we require that our personnel, contractors and sublicensees not disclose the trade secrets and confidential information pertaining to the Technology. In addition, trade secret protection does not provide any barrier to a third party “reverse engineering” fuel made with the Technology.

Competition

The market for the manufacture, marketing and sale of bio-diesel, heating and other alternative fuels is highly competitive. According to the NBB, there are at least 65 companies that are engaged in the development, manufacture and marketing of bio-diesel fuel, with current production capacity estimated at 395 million gallons per year. The NBB further estimates that another 713.7 million gallons of annual plant capacity are under development. (Note, the preceding data reflect capacity, not actual production levels or demand.) Such competition could be intense, thus driving up the costs of feedstock, plant construction, attracting and retaining qualified engineers, chemists and other key employees, as well as other operating expenses. Moreover, if production capacity in the industry increases faster than demand for bio-diesel and other alternative fuels, sale prices could be depressed. Falling oil prices would also negatively affect demand and the competitive position of bio fuel.

Competition will likely increase if prices of energy on the commodities markets, including oil and bio-diesel, rise, as they have in recent years. Additionally, new companies are constantly entering the market, thus increasing the competition. This could also have a negative impact on us or our sublicensees’ ability to obtain additional capital from investors. Larger foreign owned and domestic companies which have been engaged in this business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own fuel manufacturing and marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we or our sublicensees are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operations and financial condition.

Effect of Government Regulations on Bio-diesel

In the United States, a variety of federal and state government policies are intended to stimulate bio-diesel production and use. In some cases, these programs are intended to help reduce bio-diesel’s cost disadvantage compared to petroleum diesel through tax incentives. At the federal level, the Energy Policy Act of 1992 (the “Energy Act”), a bio-diesel tax credit enacted in 2004, and the Energy Policy Act of 2005 (the “2005 Act”) are the most notable. The Energy Act, as amended in 1998, requires government fleet operators to use a certain percentage of alternatively fueled vehicles, which requirement can be met in part through the use of bio-diesel fuel in existing diesel vehicles. The 2004 bio-diesel tax credit passed as part of the American Jobs Creation Act of 2004, provides blenders of bio-diesel with petroleum diesel a reduction in excise taxes applicable to the sale of such fuel. This credit has been extended through 2008. The 2005 Act also provides a number of incentives for the bio-diesel industry by including bio-diesel in renewable fuel mandates applicable to the gasoline and diesel fuel production industry and providing additional tax credits for bio-diesel production. However, to the extent a bio-diesel producer has taken advantage of the excise tax credit for bio-diesel used in the production of bio-diesel fuels, the bio-diesel fuel production tax credits must be reduced by the excise tax credit benefit. Various states also encourage bio-diesel, typically through tax credits, incentives and property tax exemptions, sales tax exemptions on the purchase of equipment, as well as other financial incentives. While these programs have played and will likely play a significant role in driving increased demand for and production of bio-diesel, there can be no assurance that these programs will be continued, that they will not be adversely modified or that these programs will achieve their intended results. Because some of these programs are intended to reduce bio-diesel’s cost disadvantage, the elimination of that disadvantage due to increases in crude oil prices or greater efficiencies in the production and sale of bio-diesel could result in a reduction of these incentive programs. Moreover, if the H2Diesel Bio-Fuel doesn’t qualify as bio-diesel such tax benefits may not be applicable. Most of these tax incentives have “sunset” dates, and will expire on the “sunset” date, unless the applicable legislative body enacts legislation to extend such tax incentive programs. There can be no assurance that such tax incentive programs will be extended beyond any applicable “sunset” dates. If not extended, the competitive advantages resulting from such tax incentives would come to an end and would likely reduce the market competitiveness for bio-diesel over other fuels. Finally, it is unclear whether any of these bio-diesel tax incentives would be applicable to bio-diesel that is exported outside of the United States.

Research and Development Activities

To the date of this report, H2Diesel has conducted limited development activities consisting solely of initial testing in laboratory conditions of the performance of the H2Diesel Bio-Fuel made with the Technology. We estimate that $58,334 has been spent in such testing.

Regulation

We believe that the H2Diesel Bio-fuel does not require U.S. EPA approval to be used as a heating fuel. However, in order to be legally marketable as a fuel for diesel engines, our other anticipated key market, the H2Diesel Bio-fuel must be registered with U.S. EPA and comply with U.S. EPA’s rigorous health effects regulations. Under these regulations, a company registering a fuel must either complete a literature review and possibly health effects testing, or submit an application with a group of other companies manufacturing similar fuels. The NBB has completed the required health effects testing on behalf of the bio-diesel industry, and provides the testing data to companies seeking to register their bio-diesel with U.S. EPA. To fit under the NBB umbrella, and be considered “bio-diesel” for marketing purposes, the bio-fuel must meet the American Society for Testing and Materials (ASTM) D 6751 specifications for bio-diesel. European countries use similar standards. ASTM-D6751 compliant bio-diesel is already registered with U.S. EPA and also meets the clean diesel standards established by the California Air Resources Board (CARB) and certain other states. As of the date of this report, H2Diesel has commenced, but not completed, tests to determine whether the H2Diesel Bio-Fuel will comply with ASTM 6751. Because water is a component used in the manufacture of our Bio-Fuel, it is unclear whether we will be able to meet this ASTM standard; accordingly, we can provide no assurance that the H2Diesel Bio-Fuel will so comply and we would need to seek EPA approval as described above.

While we believe, as note above, that testing for U.S. EPA purposes is not required to use the H2Diesel Bio-fuel as heating fuel, as a practical matter, market acceptance of the H2Diesel Bio-fuel for use as heating fuel may be limited until we can demonstrate that (i) the H2Diesel Bio-fuel is comparable to conventional fuels, not only from an energy content and emissions perspective, but from a handling and storage perspective, and (ii) that the H2Diesel Bio-Fuel is compatible with existing heating systems. To date, we have not demonstrated any of the foregoing in commercially available heating systems.

Environmental permitting of bio-fuel manufacturing facilities varies with the characteristics of individual plants. Our bio-fuel is manufactured using a process that is believed to yield little, if any wastes, emissions or discharges, although there may be some air emissions that could require us to obtain air emission permits to construct and operate any plants we may build or acquire.

Employees

Immediately prior to the Merger, H2Diesel had three full-time employees and expects to increase that number as it implements is business objectives and recruits an internal management team.

PLAN OF OPERATIONS

H2Diesel is a newly formed development stage company which to date has not generated any revenues.

Short-Term Plan of Operations

Following the Merger, we plan to pursue H2Diesel’s business outlined above. For the next twelve months our business plan will require us to generate cash flows to satisfy operating requirements and we will need to raise additional capital.

Upon completion of the Merger, our cash balance was approximately $1,830,000. Based upon our current plans and projected levels of expenses, we expect this cash to last through June, 2007. In order to implement our business plan, our capital expenditures to December 31, 2007 are expected to be approximately $8 million, which we anticipate to be funded with a combination of existing available cash and raising additional capital.

Our short-term plan for growth in 2006 and 2007 is dependent upon our ability to manage our cash resources and arrange for financing sufficient to allow us to: (i) acquire and refurbish or construct a plant for the manufacture of our Additive and/or H2Diesel Bio-Fuel using our Technology; (ii) arrange for the supply of Additive on an outsourced basis; (iii) arrange for long-term contracts for the supply of feedstock for any bio-fuel plant that we may build or acquire; (iv) enter into contracts for the sale of the bio-fuel produced from any such plant; and (v) continue our research and development efforts consisting of testing and improvement of our H2Diesel Bio-Fuel, Technology and production methods. We also intend to continue our sublicensing efforts and intend to pursue patent protection for our Technology on behalf of the Inventor.

We expect our general and administrative expenditures to be approximately $100,000 per month. Our executive offices are currently located in Boca Raton, Florida. We plan to hire additional employees as our business develops, including an internal senior management team.

H2Diesel has financed its operations to date primarily through the sale of common stock, warrants and a promissory note in privately-negotiated transactions with accredited investors. We will require additional financing to continue operations. Future capital requirements could vary significantly and will depend on certain factors, many of which are not within our control. These include the ongoing development and testing of our proprietary technology, the nature and timing of licensing and sublicensing activities, plant acquisitions and/or construction, commencement of sales, hiring qualified management and employees, responding to competitive pressures, regulatory requirements, and the availability of financing. The expansion of our business will require us to commit significant capital resources in amounts substantially in excess of our current financial resources. Any needed financing may not be available on acceptable terms. In addition, future equity financings could be dilutive to our stockholders. In the event we do not raise sufficient capital to meet our obligations, we are likely to be unable to continue as a going concern. If such additional financing is not available you may lose your entire investment in our company.

Long-Term Plan of Operations

We intend to formulate a longer term business plan that could include:

•
Developing Additive and/or H2Diesel Bio-Fuel production capacity through the engineering, construction and operation of domestic bio-diesel plants for our own account either directly or through joint ventures.

•	Continuing efforts to sublicense our Technology throughout our exclusive territory.

•
Finding buyers for H2Diesel Bio-Fuel that we may produce. Because we believe the H2Diesel Bio-Fuel does not require U.S. EPA approval to be used as heating fuel, we believe the heating fuel and power generation segment represents an immediate opportunity for us to sell H2Diesel Bio-Fuel.  In addition, subject to our receipt of the necessary regulatory approvals, we believe fleet operators of trucks and other diesel powered vehicles represent an opportunity for immediate bio-diesel sales due to increased government regulations on emissions, established distribution channels, and current restraints on United States bio-diesel and other alternative fuel production. In addition, governmental agencies present opportunities for sales. For example, according to a press release issued by the NBB on June 13, 2005, the United States military is the largest diesel fuel user in the world. According to the NBB, the United States Post Office, as well as other government agencies, such as the National Parks Service, is expected in the future to be a large consumer of bio-diesel blends in its vehicles.

•
Seeking out strategic joint venture partners domestically as well as in our foreign territory which can provide benefits to us in terms of commitments to buy Additive, sublicense the Technology and capital commitments necessary to engineer, construct and operate Additive and/or bio-fuel plants in the Territory.

•	Entering into feedstock supply and transportation logistics contracts in order to supply any refineries we may build or acquire.

•	Seeking qualified, experienced and motivated professionals to allow us to internalize our management team.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangement or commitment that will have a current effect on our financial condition, lead to changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. Under the Sublicense Agreement, however, we have committed to provide Xethanol with Additive which will require us to acquire or construct a plant or obtain a third party outsourced supply of Additives. In addition, we are obligated under the License Agreement to fund an additional $9.5 million of Royalties over the next eight years of which $1 million is payable by December 31, 2006.

RISK FACTORS

We face numerous risks, known and unknown, that may prevent us from achieving our goals, including but not limited to those described below. Additional unknown risks may also impair our financial performance and business operations. Our business, financial condition and/or results of operation may be materially adversely affected by the nature and impact of these risks. In such case, the market value of our securities could be detrimentally affected, and investors may lose part or all of their investment. Please refer to the information contained under “Description of Business” in this report for further details pertaining to our business and financial condition.

Risks Related to Our New H2Diesel Bio-Fuel Business

We are a development stage company with a limited operating history, which makes us a speculative investment.

After the Merger, we discontinued our previous business and succeeded to the business of H2Diesel as our sole line of business. H2Diesel is a newly formed development stage company that was organized to take advantage of the rights to the Technology to manufacture the H2Diesel Bio-Fuel that is intended to be marketed as “bio-diesel” fuel, a fuel additive, heating fuel or, alternatively, as a new class of bio-fuel that would be intended as an alternative to diesel, conventional bio-diesel fuel or heating fuel. To our knowledge, no regulatory approvals are required to market the H2Diesel Bio-fuel as heating fuel. However, we have not yet completed the necessary testing nor have we received the regulatory approvals necessary to market the H2Diesel Bio-fuel for any other purpose, and we cannot assure you that we will be able to obtain these approvals. See “Our business may be adversely affected by regulatory and environmental risks” beginning on page 25 for more information regarding these regulatory risks. Even if such approvals are obtained, there can be no assurance that the H2Diesel Bio-Fuel will gain market acceptance, either from distributors or consumers.

H2Diesel acquired these rights pursuant to the License Agreement with the Inventor of the Technology. Following the Merger, we have been engaged in organizational activities, including developing a strategic operating plan and entering into contracts. We currently only have three employees, our Director, our Chief Executive Officer and our Chief Technology Officer. Other than limited testing activities with respect to our H2Diesel Bio-Fuel, we have not conducted any operations. We have not generated any revenues. Accordingly, we have limited relevant operating history upon which an evaluation of our performance and prospects can be made. Our prospects must be considered in light of inherent risks, expenses and difficulties encountered by companies in the early stage of development, particularly companies in new and evolving markets. Such risks include, but are not limited to, risks of unforeseen capital requirements, unforeseen technical problems, failure of market acceptance, failure to establish business relationships and competitive disadvantages against larger and more established companies.

We are unlikely to be able to continue as a going concern in the event we are unable to obtain additional financing.

Immediately preceding the Merger, we were a “shell company” as such term is defined in Rule 12b-2 under the Exchange Act. Prior to the Merger, H2Diesel financed its operations primarily through the sale of its common stock, warrants and a promissory note in privately-negotiated transactions with accredited investors. Upon completion of the Merger, our cash balance was approximately $1,830,000. Based upon our current plans and projected levels of expenses, we expect this cash to last through June 2007. We are unlikely to be able to continue as a going concern unless we obtain additional financing to continue operations. Future capital requirements could vary significantly and will depend on certain factors, many of which are not within our control. These include, the ongoing development and testing of our proprietary technology, the nature and timing of licensing and sublicensing activities, plant construction, commencement of sales, hiring qualified management and employees, responding to competitive pressures, regulatory requirements, and the availability of financing. The expansion of our business will require us to commit significant capital resources in amounts substantially in excess of our current financial resources. Any needed financing may not be available on acceptable terms. In addition, future equity financings could be dilutive to then existing stockholders. In the event we do not raise sufficient capital to meet our obligations, we are likely to be unable to continue as a going concern. If such additional financing is not available you may lose your entire investment in our company.

We may not be able to achieve the objectives set forth in our new business plan.

Our exclusive perpetual license allows us to exploit the Technology in North America, Central America and the Caribbean. Our business plan currently consists of developing two revenue streams: (a) direct sales from manufacturing plants that we may build or acquire in order to process, market and sell bio-fuel and (b) the collection of royalties through sublicensing our Technology (which may include the sale of the Additive to sub-licensees). To date, we have only entered into the Sublicense Agreement with Xethanol. Although we intend to enter into additional sublicense agreements, we can give no assurance that we will be able to do so. We have not however commenced the design, engineering, development or construction of any Additive or bio-fuel manufacturing plants.

Our business depends on proprietary technology that we may not be able to protect and may infringe on the intellectual property rights of others.

Our success will depend, in part, on the Technology being viable for commercialization and on the strength of the intellectual property rights relating to the Technology. The Technology is not patented and the only intellectual property rights that exist at present, if any, are trade secret rights. However, trade secrets are difficult to protect and others could independently develop substantially equivalent technology, otherwise gain access to trade secrets relating to the Technology, including through analysis or “reverse engineering” of the Additive or bio-fuel made with the Technology. Accordingly, we may not be able to protect the rights to our trade secrets. In addition, our agreements with our employees, consultants, advisors, sublicensees and strategic partners restricting the disclosure and use of trade secrets, inventions and confidential information relating to the Technology may not provide meaningful protection in the event of unauthorized use or disclosure.

While H2Diesel recently filed a U.S. provisional patent application for the Technology on behalf of the Inventor and we intend to file a U.S. nonprovisional patent application as well as foreign patent applications on behalf of the Inventor prior to the provisional application’s automatic abandonment date which is twelve months after the filing date, i.e., April 27, 2007. In the event we do not file the U.S. nonprovisional patent application and foreign patent applications by such date, we will not be able to claim priority back to the provisional application filing date pursuant to the Paris Convention for Protection of Industrial Property and the effective filing date for subsequent patent applications for the same Technology would be the date that such applications are actually filed with the applicable patent office. This would result in the loss of the right to obtain patent protection for the Technology in the U.S. due to statutory bars to obtaining patent protection in the U.S. becoming applicable based on the Inventor having granted to H2Diesel a license with respect to the Technology more than one year prior to the effective filing date of the nonprovisional patent application. The inability to claim priority back to the provisional patent application filing date could also result in loss of the ability to obtain foreign patent protection depending on applicable foreign laws and the extent of commercialization and disclosure of the Technology prior to the effective filing date of the foreign applications.

It could take several years for the applications to be processed. However, patent protection may not be obtainable for the Technology whether in the U.S. or abroad. Alternatively, any protection that is obtained may not be broad enough to be effective and of value, or it may not withstand challenges as to validity and enforceability.

Third parties may assert that the Technology, or the products we or our sub-licensees commercialize using the Technology, infringes upon their proprietary rights. We have yet to complete an infringement analysis and, even such an analysis were available at the current time, it is virtually impossible for us to be certain that no infringement exists, particularly in our case where our products have not yet been fully developed. Further, because we have licensed the

Technology from foreign and previously unknown third parties, there are additional inherent uncertainties about the origin and ownership of the intellectual property that could contribute to our infringement exposure.

We may need to acquire additional licenses from third parties in order to avoid infringement. Any required license may not be available to us on acceptable terms, or at all.

We could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s intellectual property rights as well as in enforcing our rights against others, and if we are found to infringe, the manufacture, sale and use of our or our sub-licensees’ products could be enjoined. Any claims against us, with or without merit, would likely be time-consuming, requiring our management team to dedicate substantial time to addressing the issues presented. Furthermore, many of the parties bringing claims may have greater resources than we do.

Any of these events would harm our business.

In the event we are materially in default under the License Agreement, the Inventor would be able to terminate the License Agreement, and in such an event we would likely not be able to continue as a going concern.

We have substantial near-term obligations under the License Agreement. Specifically, we are required to make a $1 million payment to the Inventor on or before December 31, 2006, and we are also required to file a registration statement with the SEC in respect of our common stock prior to such date. To the extent we breach either of these provisions or any other material provisions of our license, the Inventor would be able to terminate the License Agreement, which is our principal asset. In addition, we are required to pay another $8.5 million in fees to the Inventor over the following eight years. The License Agreement also provides that the Inventor may terminate the License Agreement in the event an insolvency or bankruptcy petition is filed against us and is not dismissed within 90 days.

We may not be able to generate revenues.

We have not generated any revenue and we do not expect to generate any material revenues until after we or our sublicensees have successfully operated bio-fuel manufacturing plants (including facilities for the manufacture of the Additive) and commenced commercial sales, which we do not currently anticipate to occur at least until late 2007. Any start-up delays due to problems with the physical plant, staffing, permitting or other operational issues would negatively impact us. Any planned manufacturing plants may not achieve projected capacity. Companies to which we grant sublicenses may not be able to produce, market and sell enough bio-diesel to pay us our projected royalty fees beyond required minimum amounts or they may default on the payment of royalties. We may not be able to achieve profitable operations from the collection of royalties from the sublicensing of the Technology and/or the production of Additive or H2Diesel Bio-Fuel.

Unanticipated problems in our engineering and construction operations may harm our business.

Our cash flow will depend on our and our sublicensees’ ability to timely design, construct and complete Additive and bio-fuel manufacturing plants. If engineering and construction operations are disrupted and/or the economic integrity of these projects is threatened for unexpected reasons (including, but not limited to, technical difficulties, poor weather conditions, and business interruptions due to terrorism or otherwise) our business may experience a substantial setback. As a development stage company, we are particularly vulnerable to events such as these.

Our ability to produce and distribute commercial quantities of bio-fuel is unproven, which could have a detrimental effect on our ability to generate or sustain revenues.

While production of bio-fuel from vegetable oils or animal fats is a relatively mature technology, the technologies being pursued by us for H2Diesel Bio-Fuel production have never been utilized on a commercial basis. The H2Diesel Bio-Fuel we produce using our technology, while intended as an additive to diesel fuel or a substitute for diesel fuel or heating fuel, is in fact a different bio-fuel that may never achieve technical or commercial viability. All of the tests conducted to date by us with respect to the Technology have been performed in a limited scale environment and the same or similar results may not be obtainable at competitive costs on a large-scale commercial basis. We have never utilized the Technology under the conditions or in the volumes that will be required for us to be profitable and cannot predict all of the difficulties that may arise. The Technology, when used, may require further research, development, regulatory approvals, environmental permits, design and testing prior to commercialization. Accordingly, the Technology or the H2Diesel Bio-Fuel may not perform successfully on a commercial basis and they may never generate any revenues or be profitable.

The strategic relationships upon which we may rely are subject to change.

Our ability to successfully sublicense our technology to third parties, to develop and operate manufacturing plants, and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants. Our success in this area will also depend on our ability to select and evaluate suitable projects, as well as to consummate transactions. These realities may impair our ability to grow.

To develop our business, we will use the business relationships of our management team (including those of any future management we retain) and those of our sublicensees in order to form strategic relationships. These relationships may take the form of joint ventures with other private parties or local government bodies or contractual arrangements with other bio-diesel and alternative fuel companies. There can be no assurances that we will be able to establish these strategic relationships, or, if established, that these relationships will be maintained, particularly if members of our management team leave. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to incur or undertake in order to fulfill our obligations to these partners or maintain these relationships. If we do not successfully establish or maintain strategic relationships, our business may be negatively impacted.

Moreover, reliance upon strategic partners to manufacture and sell bio-fuel using our Technology subjects us to additional risks, including a limited ability to control the quality of such fuel, the failure of such partners to perform in accordance with the terms of agreements that they may enter into with us. Arrangements we enter into with such partners may compete with any bio-fuel that we may manufacture at our own plants and therefore may limit our organic growth.

Our business may suffer if we are unable to attract and/or retain talented personnel.

We currently have only three employees. Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity, and good faith of our management, and on other personnel we may hire. The loss of a key individual by us or the inability to attract suitably qualified replacements or additional staff could adversely impact our business. Our success depends on the ability of management and employees to interpret market and technical data correctly, as well as respond to economic, market, and other conditions and to manage effectively the production, marketing and sale of Additive and bio-diesel fuel using our Technology. Furthermore, no assurance can be given that our key personnel will continue their employment with us, or that replacement personnel with comparable skills will be found. If we are unable to attract and retain key personnel, our business may be adversely affected.

Competition may impair our success.

The market for the manufacture, marketing and sale of bio-fuels (such as bio-diesel) and other alternative fuels is believed to be highly competitive. According to the National Bio-diesel Board (NBB), there are at least 65 companies that are engaged in the development, manufacture and marketing of bio-diesel fuel, with current production capacity estimated at 395 million gallons per year. The NBB further estimates that another 713.7 million gallons of annual plant capacity are under development. Such competition could be intense thus driving up the costs of feedstock, plant construction, attracting and retaining qualified engineers, chemists and other key employees, as well as other operating expenses. Moreover, if production capacity in the industry increases faster than demand for bio-fuels (including bio-diesel), sale prices could be depressed. Competition will likely increase as prices of energy on the commodities market, including oil and bio-diesel, rise, as they have in recent years. Additionally, new companies are constantly entering the market, thus increasing the competition. This could also have a negative impact on us or our sublicensees’ ability to obtain additional capital from investors. Larger foreign owned and domestic companies which have been engaged in this business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own fuel manufacturing and marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we or our sublicensees are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition.

We may not effectively manage future growth.

If we achieve rapid growth, it will place a significant strain on our financial, managerial, and operational resources. To achieve and manage growth effectively, we must continue to improve and expand our operational and financial management capabilities. Moreover, we will need to increase staffing and effectively train, motivate and manage our employees. Failure to manage growth effectively could harm our business, financial condition or results of operations.

We or our sublicensees may not be able to build or acquire and operate manufacturing plants on an economically viable basis.

Any manufacturing plants that we or our sublicensees build or acquire may not be capable of production levels that are sufficient for commercial viability. On a long-term basis, we or our sublicensees will be dependent upon the ability to acquire feedstocks at reasonable prices, and to develop viable outlets for the sale of bio-fuel production. Our future will depend on our or our sublicensees’ ability to engineer, construct and operate future manufacturing plants, and successfully sell the Additive and fuel produced from these manufacturing plants.

Completion of manufacturing plants does not assure a profit on the investment or recovery of construction costs and/or operating costs. Also, environmental damage may greatly increase the cost of operations, and various other field operating conditions may adversely affect the construction of bio-fuel manufacturing plants. These conditions include, but are not limited to, delays in obtaining governmental approvals or consents, shut-downs of operations and plant infrastructure resulting from extreme weather conditions, problems in storage, distribution of fuel, attracting and retaining qualified employees, labor relations and adverse geological and mechanical conditions. Therefore, these uncertainties are likely to have some adverse effect on our revenue and cash flow levels to varying degrees, and may result in the impairment of our business.

Risks Related to Our Industry

Prices and markets for bio-fuel (such as bio-diesel fuel) demand are unpredictable and tend to fluctuate significantly.

The price of bio-fuels is determined based on world demand, supply and other factors both with respect to bio-fuels (including bio-diesel) as well as conventional and other alternative fuels, all of which are beyond our control. World prices for bio-diesel fuel have fluctuated widely in recent years and we expect that prices will continue to fluctuate. Price fluctuations will have a significant impact upon our revenue, results of operations and on our general financial condition. Price fluctuations for bio-diesel and other fuel may also impact the investment market, and our ability to raise investor capital. Although market prices for bio-diesel fuel recently rose to near-record levels, these prices have been declining. Future decreases in the price of bio-diesel and competing fuels may have a material adverse effect on our financial condition and future results of operations. In addition, in the United States, demand for bio-fuels is affected by certain federal and state tax benefits. The reduction or repeal of such tax benefits could adversely affect our business. Moreover, the H2Diesel Bio-Fuel may not be eligible for tax incentives provided to the bio-diesel industry.

Engineering, constructing and operating the Additive and bio-fuel manufacturing plants is risky.

Engineering, constructing and operating the Additive and bio-fuel manufacturing plants involve a high degree of risk particularly when new technology such as ours is involved. These risks are more acute in the earlier stages of development. Our expenditures in developing manufacturing plants may not result in commercially viable projects. We cannot project the costs of constructing and operating manufacturing plants due to the inherent uncertainties of future feedstock prices, and the future pricing of oil, diesel fuel, bio-diesel fuel, heating fuel, fuel additives and other alternative fuels, the costs associated with encountering unknown obstacles, and changes in market demands. If construction costs exceed our or our sublicensees’ estimates or if our or our sublicensees’ efforts do not produce results which meet our expectations, our business may not be commercially successful, which would have a material adverse effect on our results of operations and financial condition.

Our technology may become ineffective or obsolete.

To be competitive in the bio-fuel industry, we may be required to continually enhance and update our technology. The costs of doing so may be substantial, and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our Technology, our ability to manage our business and to compete may be negatively impaired. The impact of technical shortcomings could have a material adverse effect on our prospects, business, financial condition, and results of operations.

Our business may be adversely affected by regulatory and environmental risks.

Our business is subject to environmental risks and hazards and we are subject to environmental regulation implemented and/or imposed by a variety of international conventions as well as federal, state, provincial, and municipal laws and regulations. Environmental laws restrict and prohibit spills, discharges and emissions of various substances produced in association with our Additive and H2Diesel Bio-Fuel manufacturing operations. Environmental laws also require that manufacturing plants are operated, maintained and closed in such a way that satisfies applicable regulatory authorities.

We believe that the H2Diesel Bio-fuel does not require U.S. EPA approval to be used as a heating fuel. However, in order to be legally marketable as a fuel for diesel engines, our other anticipated key market, the H2Diesel Bio-fuel must be registered with U.S. EPA and comply with U.S. EPA’s rigorous health effects regulations. Under these regulations, a company registering a fuel must either complete a literature review and possibly health effects testing, or submit an application with a group of other companies manufacturing similar fuels. The NBB has completed the required health effects testing on behalf of the bio-diesel industry, and provides the testing data to companies seeking to register their bio-diesel with U.S. EPA. To fit under the NBB umbrella, and be considered “bio-diesel” for marketing purposes, the bio-fuel must meet the American Society for Testing and Materials (ASTM) D 6751 specifications for bio-diesel. European countries use similar standards. ASTM-D6751 compliant bio-diesel is already registered with U.S. EPA and also meets the clean diesel standards established by the California Air Resources Board (CARB) and certain other states. As of the date of this report,

H2Diesel has commenced, but not completed, tests to determine whether the H2Diesel Bio-Fuel will comply with ASTM 6751. Because water is a component used in the manufacture of our Bio-Fuel, it is unclear whether we will be able to meet this ASTM standard; accordingly, we can provide no assurance that the H2Diesel Bio-Fuel will so comply and we would need to seek EPA approval as described above.

Compliance with environmental laws can require significant expenditures and a violation may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability, as well as potentially increased capital expenditures and operating costs. Compliance with environmental laws may cause us to limit our production, significantly increase the costs of our operations and activities, or otherwise adversely affect our financial condition, results of operations, and/or prospects.

Insurance may be inadequate to cover our liabilities.

Our manufacturing plant operations, if any, may cause us to have liability for pollution, property damage, personal injury, or other hazards. Even if we obtain insurance to address such risks, insurance policies have limitations on liability that may not be sufficient to cover the full extent of our liabilities. Also some of our risks may not be insurable. If we suffer a significant event or occurrence that is not fully covered by insurance, or if the insurer of such event is not solvent, this could result in a material adverse effect on our results of operations or financial condition.

Our business is subject to local legal, political, and economic factors.

We expect to operate our business in North America, Central America and the Caribbean and we have the option, expiring December 31, 2006, to expand this area to include South America (other than Paraguay). Not all of these areas have stable legal, political and economic conditions. For the areas that have stable legal, political and economic conditions, there is the risk that these conditions will change. These risks include, but are not limited to, terrorism, military repression, interference with private contract rights, currency fluctuations, inflation, exchange controls and other laws or policies affecting environmental issues (including land use and water use), workplace safety, foreign investment, foreign trade, investment or taxation, restrictions imposed on the alternative fuel industry (such as restrictions on production) and price controls and export controls. Any changes in alternative fuel, financial incentives, investment regulations, policies or a shift in political attitudes within our operating area are beyond our control and may adversely affect our business and future financial results.

Risks Related to our Common Stock

Shares of our common stock may continue to be subject to price fluctuations and illiquidity because our shares may continue to be thinly traded.

Although a trading market for our common stock exists, the trading volume has historically been insignificant, and an active trading market for our common stock may never develop. There currently is no analyst coverage of our business. Very few shares of our common stock are currently outstanding, and the amount of shares in our public “float” will continue to be limited. As a result of the thin trading market for our common stock, and the lack of analyst coverage, the market price for our shares may continue to fluctuate significantly, and will likely fluctuate more than the stock market as a whole. There may be a limited demand for shares of the our common stock due to the reluctance or inability of certain investors to buy stocks quoted for trading on the OTCBB, lack of analyst coverage of our common stock, and a negative perception by investors of stocks traded on the OTCBB; as a result, even if prices appear favorable, there may not be sufficient demand in order to complete a stockholder’s sell order. Without an active public trading market or broader public ownership, shares of our common stock are likely to be less liquid than the stock of most public companies, and any of our stockholders who attempt to sell their shares in any significant volumes may not be able to do so at all, or without depressing the publicly quoted bid prices for their shares.

The market price of our common stock is likely to be volatile.

The market price of our common stock is likely to be volatile as a result of many factors including, but not limited to:

•	the announcement of new products or product enhancements by us or our competitors;

•	changes in the market for alternative fuels and generally in the capital markets;

•	changes in the social, political and economic climate in the regions in which we operate;

•	a lack of public awareness about availability of alternative fuels;

•	announcements of technological innovations or new products available to the alternative fuel industry;

•	developments concerning intellectual property rights and regulatory approvals;

•	fluctuations in interest rates, exchange rates and the availability of capital in the capital markets; and

•	the impact of sales and trading activity with respect to our common stock in the market.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of the common stock and/or our results of operation and financial condition.

We may not be able to attract the attention of brokerage firms for research and support.

Additional risks may exist because we are an OTC Bulletin Board Company that became public without an underwritten offering. Securities analysts of brokerage firms may not provide us with coverage because there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

A significant number of our shares will be eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. Upon registration for resale pursuant to the Registration Rights Agreement, at least 11,241,250 shares of our Common Stock will be available for trading in the public market, which could decrease the price of our Common Stock. In addition, upon registration for distribution pursuant to the Xethanol Registration Rights Agreement, which may occur as early as six months following the effectiveness of the registration statement contemplated by the Registration Rights Agreement, 5,850,000 additional shares of our Common Stock could be available for trading in the public market, which could further decrease the price of our Common Stock. H2Diesel issued 2,915,000 shares of its common stock in the private offering. In addition, we assumed options and warrants of H2Diesel exercisable for up to an additional 5,571,500 shares of our common stock, and we plan to include such shares in the Registration Rights Agreement. Some or all of these shares of common stock may be offered from time to time in the open market pursuant to such Registration Statement or Rule 144, and these sales may have a depressive effect on the market for the shares of our common stock. In general, a person who has held for a period of one year, restricted shares of an OTC Bulletin Board listed company may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount up to 1% of the outstanding shares. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

Our common stock may be considered “a penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Initially, the market price of our publicly traded common stock is likely to be less than $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Mergers of the type we just completed with H2Diesel are often heavily scrutinized by the SEC and we may encounter difficulties or delays in obtaining future regulatory approvals.

Historically, the SEC and stock exchanges have not generally favored transactions in which a privately-held company merges into a largely inactive company with publicly traded stock, and there is a significant risk that we may encounter difficulties in obtaining the regulatory approvals necessary to conduct future financing or acquisition transactions, or to eventually achieve a listing of shares on the a national securities market. On June 29, 2005, the SEC adopted rules dealing with private company mergers into dormant or inactive public companies. As a result, it is likely that we will be scrutinized carefully by the SEC and possibly by any national securities market on which we may seek to list our shares in the future, which could result in difficulties or delays in achieving SEC clearance of any future registration statements or other SEC filings that we may pursue, in attracting broker-dealers to serve as market-makers in our stock, or in achieving admission to any national securities market. As a consequence, our financial condition and the value and liquidity of your shares may be negatively impacted.

Xethanol owns a significant portion of our common stock and may delay, defer or prevent us from taking actions that would be beneficial to our other stockholders.

As of the completion of the Merger, Xethanol owned approximately 34% of our outstanding common stock. Accordingly, Xethanol will be able to exercise significant influence over the outcome of substantially all matters required to be submitted to our stockholders for approval, including decisions relating to the election of our board of directors. In addition, Xethanol would be able to exercise significant influence over the outcome of any proposed merger or consolidation of our company. Xethanol’s ownership interest in our company may discourage third parties from seeking to acquire control of our company which may adversely affect the market price of our common stock.

In addition, under the Xethanol Registration Rights Agreement, we will be obligated to register for resale all of Xethanol’s shares in our company as early as six months following the date of effectiveness of the “resale” registration statement we are required to file in respect of shares issued in the Private Offering, and the availability of these shares for resale into the public market may adversely affect the market price of our common stock.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 20283 State Road 7, Suite 40, Boca Raton, Florida 33498. Other than cash and the contracts with respect to our Technology, we have no tangible assets.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the our common stock immediately after the Merger by (i) each person who, to our knowledge, beneficially owns more than 5% of the shares of our common stock; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group.

Except as otherwise set forth below, the address of each of the persons listed below is Wireless Holdings, Inc. (to be renamed H2Diesel Holdings, Inc.), 20283 State Road 7, Suite 40, Boca Raton, Florida 33498.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
Common Stock	Lee Rosen 2006 Irrevocable Trust I 17698 Foxborough Lane Boca Raton, Florida 33496	2,090,000(3)	12.23%

Common Stock	Xethanol Corporation 1185 Avenue of the Americas, 20th Floor New York, New York 10036	5,850,000	34.23%

Common Stock	The River Trust 1877 S. Federal Highway, Suite 101 Boca Raton, Florida 33432	1,000,000	5.85%

Common Stock	The Aspen Trust 2000 So. Ocean Blvd. Palm Beach, Florida 33480	1,000,000	5.85%

Common Stock	Ferdinando Petrucci Via Stazione, 133A, Arce [Frosimone], Italy	893,750	5.23%

Common Stock	David A. Gillespie* 664 West Forest Drive Houston, Texas 77079	200,000 (4)	**

Common Stock	Joseph Hess* 301 North Ocean Blvd Pompano Beach, Florida 33062	325,000	**

Common Stock	Lee. S. Rosen* 17698 Foxborough Lane Boca Raton, Florida 33496	3,590,000(5)	19.31%

Common Stock	Andrea Festuccia* Circonvallazione Gianicolense, 295 00152 Rome, Italy	457,500(6)	**

Common Stock	Directors and executive officers as a group (4 people)	4,572,500(4)(5)(6)	24.20
_________________

(1)  Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after October 23, 2006, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)   Based upon 17,091,250 shares of common stock outstanding on October 23, 2006, plus, for each person or group, any securities such person or group has the right to acquire within 60 days upon exercise of options, warrants, conversion privileges or similar rights.

(3)   Excludes 2,678,750 shares of common stock held by trusts (including The River Trust and the Aspen Trust) as to which Mr. Rosen disclaims beneficial ownership.

(4)   Includes options immediately exercisable for 200,000 shares of our common stock at $1.50 per share. Mr. Gillespie also holds options to purchase another 1.8 million shares, which vest over time or upon achievement of certain financial targets.

(5)   Includes 2,090,000 shares of common stock owned by the Lee Rosen 2006 Irrevocable Trust I and includes immediately exercisable options to purchase 1,500,000 shares of our common stock at $1.50 per share. Excludes 2,678,750 shares of common stock held by trusts (including The River Trust and The Aspen Trust) as to which Mr. Rosen disclaims beneficial ownership

(6)   Mr. Festuccia’s Employment Agreement provides for a grant of 500,000 stock options at a price of $1.50 per share, of which 100,000 vest immediately and the balance vest in two annual installments.

* Director or Executive Officer
** Less than 5%

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Prior to the Merger, Wireless Holdings board of directors consisted of solely of Mr. Hess, whose age, positions and business experience are set forth in Item 9 of Wireless Holdings’ annual report on Form 10-KSB for the year ended December 31, 2005, which is incorporated herein by reference. In connection with the Merger and the resulting change of control, (i) Mr. Hess will resign from the board of directors effective upon compliance with Section 14(f) of the Exchange Act and the rules promulgated thereunder and (ii) the board of directors appointed Mr. Rosen to the board as its Chairman. Upon compliance with Section 14(f) of the Exchange Act and the rules promulgated thereunder, Mr. Gillespie will also be appointed to serve as an additional director, to serve on the board until the next annual meeting and his successor is duly elected and qualified. In addition, upon the Merger, Mr. Hess resigned as President, Chief Financial Officer, Chief Executive Officer, Secretary and Treasurer and the board appointed Mr. Gillespie as Chief Executive Officer and President, and Andrea Festuccia was appointed Chief Technology Officer.

Directors and Executive Officers After the Merger

The following table sets forth information regarding the members of our board of directors and our executive officers assuming compliance with Section 14(f) under the Exchange Act. Mr. Gillespie became an officer on October 20, 2006, the effective date of the Merger and will become a director immediately upon compliance with Section 14(f) of the Exchange Act. Also on October 20, 2006, Mr. Festuccia became an officer and Mr. Rosen was appointed chairman of the board. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. We have three year employment agreements with Messrs. Gillespie, Rosen and Festuccia, which are automatically extended for additional one-year terms unless notice of termination is given at least ninety days, or in the case of Mr. Gillespie, 270 days, prior to the end of the term. The officers are elected annually by the board of directors and serve at the discretion of the board.

Name	Age	Position
David A. Gillespie	45	President and Chief Executive Officer
Lee S. Rosen	52	Chairman of the Board
Andrea Festuccia	34	Chief Technology Officer

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

David A. Gillespie, President and Chief Executive Officer. From 2001 to 2006 Mr. Gillespie served as a Vice President—Business Development and Asset Management of Duke Energy Corporation, a Fortune 500 energy company with business units that include regulated gas pipeline and electric utilities, natural gas liquids processing, and domestic and international merchant energy. In such capacity Mr. Gillespie developed and led all aspect of Duke Energy North America’s 8000 megawatt $3 billion generation business in the western United States and in Canada. From 1998 to 2001 he served as a Senior Director—Asset Management of Duke Energy, during which he provided overall leadership for the company’s merchant power projects in Connecticut and Maine. Prior to joining Duke Energy, from 1982 to 1998 Mr. Gillespie served in various capacities with The United Illuminating Company, an electric utility with annual revenues of approximately $350 million located in Connecticut.  Since June 2006, Mr. Gillespie has been a principal of DAG Associates, LLC, a provider of management consulting services in the area of commercial negotiations and corporate strategy.  Mr. Gillespie received his MBA from the Rensselaer Polytechnic Institute, Hartford, Connecticut, and his BSME from the Worcester Polytechnic Institute, Worcester, Massachusetts.

Lee S. Rosen, Chairman. Mr. Rosen is a private investor. He is the founder of H2Diesel and became its sole director and officer in March 2006. He was the founder of DDS Technologies, USA, Inc., a publicly traded company on the OTC Bulletin Board, for which he was instrumental in raising capital and to which he remains a consultant. Mr. Rosen has been involved in the financial and securities brokerage industry since 1980 and has worked as a broker dealer with a number of firms. Mr. Rosen has also been engaged as a business and financial consultant.

Andrea Festuccia, Chief Technology Officer. Mr. Festuccia is the Director of the “Environment and Territory Business Unit” of IGEAM S.r.l. where he has worked since June 1999. Prior to his current position with IGEAM S.r.l., Mr. Festuccia was the Director of Special Research Projects at IGEAM S.r.l. Mr. Festuccia is currently an external consultant with the University “La Sapienza” of Rome, a position that he has held since 2001. He also worked as an external expert for the Minister of Foreign Affairs of Italy-Farnesina from 2002-2004 and as a general manager of Ecosystems S.r.l. from 2002-2003. Mr. Festuccia has over 10 years of national and international professional experience in both chemical, mechanical and environmental engineering and in environmental management projects. Mr. Festuccia is expected to receive his PhD in chemical engineering from the University “la Sapienza” of Rome in October 2006. He received a degree in chemical engineering from the University of Rome-“La Sapienza” in October 1996.

Audit Committee; Other Board Committees

In the near future we intend to take steps to ensure that a majority of our directors are independent directors according to the standards for independent directors set forth by the American Stock Exchange or Nasdaq SmallCap Market, as though such standards are applicable to us, of which at least one director would qualify as an “audit committee financial expert.” Currently, our entire board of directors serves as our audit committee. We do not currently have an “audit committee financial expert” due to budgetary constraints and the fact that we have only two directors. In the near future, the board of directors expects to appoint an audit committee, nominating committee, and compensation committee, and to adopt new charters relative to each such committee once such independent directors can be identified and appointed.

EXECUTIVE COMPENSATION

Summary Compensation Table

H2Diesel was formed on February 28, 2006 and its business and activities began in March 2006 when H2Diesel entered in the License Agreement with the Inventor. Accordingly, no compensation was paid to its executive officers during fiscal year ending December 31, 2005. The compensation arrangement of the executive officers appointed following the merger is described below.

The following Summary Compensation Table sets forth, for the years indicated, all compensation paid, distributed or accrued for services, rendered in all capacities by Wireless Holdings to its executive officers who received or are entitled to receive compensation:

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)
Joseph Hess President, Chief Financial Officer, Chief Executive Officer, Secretary, Treasurer and Director (1)	2005 2004 2003	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-
________________________

(1)
Mr. Hess joined Wireless Holdings in June 2003 and resigned as an officer on October 20, 2006.
  Mr. Hess will resign as a director effective upon compliance with Section 14(f) of the Exchange Act and the rules promulgated thereunder.

Compensation of Directors

We have entered into a three year employment agreement with Mr. Rosen, Chairman of the Board, which is filed as Exhibit 10.6 and is incorporated herein by reference. Pursuant to Mr. Rosen’s employment agreement, he will receive an initial salary of $15,000 per month and such other compensation (including participation in any bonus, incentive and benefit plans made available to executive officers) as set forth in greater detail in his employment agreement. On September 15, 2006, in consideration of (i) Mr. Rosen’s increased duties as a result of the termination of the Management Agreement, and (ii) Mr. Rosen’s successful negotiation of the amendment to the License Agreement, H2Diesel granted to Mr. Rosen options exercisable for 1.5 million shares of H2Diesel’s common stock at an exercise price of $1.50 per share. These options were assumed by the Company in connection with the Merger.

Employment Contracts and Termination of Employment, and Change-in-Control Arrangement

On October 18, 2006 (the “Effective Date”), H2Diesel entered into a three-year employment agreement with David A. Gillespie, a former Vice President—Business Development and Asset Management of Duke Energy Corporation in Houston, Texas. Under the terms of the employment agreement, from the Effective Date Mr. Gillespie replaced Lee S. Rosen as H2Diesel’s President and Chief Executive Officer and receives an initial salary of $20,000 per month and received a grant of 800,000 stock options at an exercise price of $1.50 per share, of which 200,000 vested immediately and the balance vest in three annual installments. Mr. Gillespie will also receive an additional 1,200,000 “performance vesting” options at an exercise price of $1.50 per share, which vest in three equal annual installments beginning on December 31, 2007, subject to certain performance targets being achieved during the preceding annual period. The employment agreement provides for a relocation expense reimbursement of up to $50,000 and provides for participation in our executive bonus plan, with a maximum eligible bonus during 2007 targeted at 50% of Mr. Gillespie’s annual salary. The agreement includes other customary terms, including participation in any incentive and benefit plans made available to executive officers. The employment agreement will automatically renew for successive one year periods unless we elect to terminate the agreement upon not less than 270 days notice prior to the expiration of the then current term.

On May 5, 2006, H2Diesel entered into an employment agreement with Mr. Rosen, whereby Mr. Rosen was employed as the chairman of our board of directors for a term of three years, which is automatically extended for additional one-year terms unless notice of termination is given at least ninety days prior to the end of the term by either Mr. Rosen or H2Diesel. On September 19, 2006, H2Diesel entered into an amended and restated employment agreement with Mr. Festuccia, whereby Mr. Festuccia was employed as the Chief Technology Officer for a term expiring on April 1, 2009, which is automatically extended for additional one-year terms unless notice of termination is given at least ninety days prior to the end of the term by either Mr. Festuccia or H2Diesel. Mr. Festuccia’s employment agreement is filed as Exhibit 10.6 and is incorporated herein by reference. Under the employment agreements of Messrs. Rosen and Festuccia, each of Messrs. Rosen and Festuccia will devote a reasonable portion of their business time and efforts to our business.

The employment agreements of Messrs. Rosen and Festuccia provide that they will initially receive a fixed base salary at an annual rate of $180,000 and $150,000, respectively and customary employee benefits. Each employment agreement provides that if the board of directors establishes an incentive compensation plan or a bonus plan, Messrs. Rosen and Festuccia will be eligible to participate in such incentive compensation plan and bonus plan. In addition, Mr. Festuccia’s agreement also provides for a grant of 500,000 stock options at a price of $1.50 per share, of which 100,000 vest immediately and the balance vest, in two annual installments.

Each employment agreement requires the executive to adhere to our policy that (a) prohibits an executive from disclosing confidential information regarding the Company, and (b) confirms that all intellectual property developed by an executive and relating to the Company’s business constitutes the sole and exclusive property of the Company.

The employment agreement for Mr. Gillespie provides that such executive’s employment may be terminated by the Company upon death, disability, for “cause,” and “without cause” and that such executive can resign from the Company with or without good reason or retire. Upon the death of such executive, such executive’s employment will automatically terminate and (i) any vested options may be exercised on or before the expiration date of such options (payments made under this subsection (i) are referred to as “Equity Compensation”); and (ii) the executive’s legal representatives shall receive (A) such executive’s compensation that is earned but unpaid and (B) any other amounts or benefits owing to such executive under an employee benefit plan, long term incentive plan or equity plan (payments made under this subsection (ii) are collectively referred to as, the “Accrued Amounts”). If Mr. Gillespie’s employment is terminated without cause or for by Mr. Gillespie for good reason, then he shall receive (i) his base salary and bonus, if any (with the achievement of bonus targets presumed), for the time period that is remaining under his employment agreement or 12 months, whichever amount is less; (ii) such executive’s Equity Compensation, including all unvested time vesting options and the next unvested tranche of performance vesting options; and (iii) such executive’s Accrued Amounts. If Mr. Gillespie’s employment is terminated because he is disabled, then he shall receive (i) his base salary, for the time period that is remaining under his employment agreement or six months, whichever amount is less; (ii) such executive’s Equity Compensation, including the next unvested tranche of performance vesting options; and (iii) such executive’s Accrued Amounts. If Mr. Gillespie is terminated by the Company for “cause,” then he shall receive the Accrued Amounts and may exercise his vested options for a period of thirty days. If Mr. Gillespie resigns without good reason or retires then he shall receive the Accrued Amounts.

The employment agreement for Mr. Gillespie also provides that in the event that a “Change of Control” (as defined in the agreement) of the Company shall occur during the term of his employment agreement, and within 12 months thereafter his employment is terminated without cause or by him for good reason, then (1) his severance compensation will be as set forth above for termination without cause or by him for good reason, as the case may be, and (2) all his unvested time vesting options and performance vesting options will vest and remain exercisable for the balance of the option term.

The employment agreements for Messrs. Rosen and Festuccia provide that such executive’s employment may be terminated by the Company upon death, disability, for “cause,” and “without cause” and that such executive can resign from the Company with or without good reason or retire. Upon the death of such executive, such executive’s employment will automatically terminate and (i) any unvested equity compensation granted to such executive shall immediately vest and any vested options may be exercised on or before the earlier of (A) the expiration date of such options and (B) twelve months after such executive’s death (payments made under this subsection (i) are referred to as “Equity Compensation”); and (ii) the executive’s legal representatives shall receive (A) such executive’s compensation that is earned but unpaid and (B) any other amounts or benefits owing to such executive under an employee benefit plan, long term incentive plan or equity plan (payments made under this subsection (ii) are collectively referred to as, the “Accrued Amounts”). If Mr. Rosen or Mr. Festuccia’s employment is terminated without cause, because such executive is disabled or if such executive resigns for good reason, then such executive shall receive (i) such executive’s base salary for the time period that is remaining under such executive’s employment agreement or six months, whichever amount is less; (ii) such executive’s Equity Compensation; and (iii) such executive’s Accrued Amounts. If either Mr. Rosen or Mr. Festuccia is terminated by the Company for “cause,” resigns without good reason or retires, then such executive shall receive the Accrued Amounts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the offering and the Merger, the offices of Wireless Holdings were located at 301 North Ocean Blvd., Pompano Beach, Florida 33062. This space was provided to us at no charge by Mr. Hess, who was our sole officer, director and majority stockholder prior to the Merger. This space would have cost us $600 per month. Also, as of December 31, 2005, Wireless Holdings received loans, which totaled $215,944.72 from Mr. Hess as working capital for ongoing operations. These loans were non-interest bearing and were due on demand. The loans were repaid pursuant to the terms of the Purchase and Repayment Agreement pursuant to which Mr. Hess was paid $300,000 and sold 29,075,000 shares of Company Common Stock back to us. Wireless Holdings also sold its subsidiary, Action Wireless, to Mr. Hess pursuant to the terms of the Acquisition Agreement. The Purchase and Repayment Agreement and the Acquisition Agreement are described more fully in Item 1.01, which is incorporated herein by reference.

Xethanol owns approximately 34% of our outstanding common stock. Also, we entered into a Sublicense Agreement with Xethanol, whereby we sublicensed our bio-diesel technology to Xethanol and in connection with the Sublicense Agreement, we entered into a Technology Agreement that provides Xethanol access to the formula under certain circumstances (see description of Sublicense Agreement and the Technology Agreement set forth in “Description of Business”). In addition, effective September 25, 2006 H2Diesel terminated its Management Agreement with Xethanol, whereby Xethanol formerly acted as H2Diesel’s manager and provided administrative, management and consulting services to H2Diesel (see description of Management Agreement set forth in “Description of Business”). In consideration of Xethanol’s execution and delivery of a written consent of the stockholders of H2Diesel to the Merger, H2Diesel entered into a separate registration rights agreement with Xethanol (the “Xethanol Registration Rights Agreement”). In connection with the Merger, we assumed H2Diesel’s obligations under the Xethanol Registration Rights Agreement. The Xethanol Registration Rights Agreement requires us, upon the written request of Xethanol, but not prior to six months after the date of effectiveness of the “resale” registration statement discussed above, to file a registration statement with the SEC in form and substance sufficient to facilitate the spin off to Xethanol’s stockholders of the shares of Company Common Stock issued to Xethanol in the Merger, and to use our commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable thereafter.

DESCRIPTION OF SECURITIES

The following description of our capital stock is only a summary. It is subject in all respects to applicable Florida law and to the provisions of our Articles of Incorporation and Bylaws, as each may be amended and restated from time to time, copies of which have been filed with the SEC. Our Articles of Incorporation authorize the issuance of up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Immediately after completion of the Merger, approximately 17,091,250 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding.

The Company’s shares of common stock are quoted on the OTCBB under the symbol “WLHO.OB.”  The OTCBB is not an issuer listing service, market or exchange.  Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC.  Market makers will not be permitted to begin quotation of a security the issuer of which does not meet this filing requirement.  Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60-day grace period if they do not make their required filing during that time. If the Company’s Common Stock were not quoted on the OTCBB, trading in the common stock would be conducted, if at all, in the over-the-counter market.  This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on common stock.  This could have an adverse effect on the price of the common stock.

Common Stock

Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares of Common Stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation; provided, however, that upon compliance with Section 14(c), we will also amend our Articles of Incorporation to provide that any merger, consolidation, share exchange or sale or other disposition of all or substantially all of our assets or the adoption of any plan of liquidation or dissolution must be approved by the holders of not less than 75% of the outstanding shares of our Common Stock. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Warrants and Options

In connection with the Merger, we assumed 5,571,500 warrants and options of H2Diesel to purchase shares of our common stock at prices ranging from $1.50 to $3.00 per share, representing 24.58% of our common stock on a fully diluted basis.

Penny Stock Requirements

The SEC has adopted a rule that defines a “penny stock,” for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience and objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in the Company’s shares of common stock. This could prevent an investor from reselling shares and may cause the price of shares to decline.

Registration Rights Agreements

The information regarding the Registration Rights Agreement and the Xethanol Registration Rights Agreement set forth in Item 1.01, “Entry into a Material Definitive Agreement” is incorporated by reference in this section.

Stock Transfer Agent

The stock transfer agent for our securities is: Olde Monmouth Stock and Transfer, Co., 77 Memorial Parkway, Suite 101, Atlantic Highlands, NJ 07716. Telephone: (732) 872-2727; fax: (732) 872-2728.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Our common stock is currently quoted on the NASD’s Over-the-Counter Bulletin Board System under the symbol “WLHO.OB.”

The following table sets forth, for the periods indicated, the high and low bid prices of a share of common stock. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:
	HIGH ASK	LOW BID
2005(1)
Quarter ended June 30	N/A	N/A
Quarter ended September 30	$0.17	$0.17
Quarter ended December 31	N/A	N/A
2006
Quarter ended March 31	2.00	1.50
Quarter ended June 30	4.00	4.00
Quarter ended September 30	4.25	3.50
__________________
(1) Wireless Holdings’ common stock was made effective on February 14, 2005 by the National Association of Securities Dealers for listing and trading on the over-the-counter electronic bulletin board.

5,571,500 shares of our common stock are subject to options or warrants to purchase shares of our common stock. 11,241,250 shares of our common stock and an additional 5,571,500 shares underlying warrants or options are subject to the Registration Rights Agreement, and an additional 5,850,000 shares of our Common Stock are subject to the Xethanol Registration Rights Agreement, each of which is described above under Item 1.01, “Entry Into a Material Definitive Agreement.”

The number of record holders of our common stock as of October 19, 2006, was approximately 44. We have never declared or paid dividends on our common stock. We do not intend to declare dividends in the foreseeable future because we anticipate that we will reinvest any future earnings into the development and growth of our business.

LEGAL PROCEEDINGS

As of the date of this report, the Company is not party to any lawsuits or legal proceedings.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

In connection with the Merger and the resulting change in control, we engaged Imowitz Koenig & Co., LLP as our independent registered public accountant and dismissed Jewett, Schwartz & Associates. The information set forth in Item 4.01, “Changes in the Registrant’s Certifying Accountant” is incorporated by reference into this Item 2.01.

RECENT SALES OF UNREGISTERED SECURITIES

The information set forth in Item 3.02, “Unregistered Sales of Equity Securities” is incorporated by reference in this Item 2.01.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Florida law. Section 607.0850 of the Florida Statutes generally permits us indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to Wireless Holdings if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Wireless Holdings. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, Wireless Holdings may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Wireless Holdings. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This section of the Florida Statutes also permits Wireless Holdings to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute any of the following:

•	a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful);

•	a transaction from which he derived an improper personal benefit;

•	an action in violation of Florida Statutes Section 607.0834 (unlawful distributions to shareholders); or

•
willful misconduct or a conscious disregard for the best interests of Wireless Holdings in a proceeding by or in the right of Wireless Holdings to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, Florida Statutes Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless:

•	the director breached or failed to perform his duties as a director; and the director’s breach of, or failure to perform, those duties constitutes any of the following:

1.	a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

2.	a transaction from which the director derived an improper personal benefit, either directly or indirectly;

3.	a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable;

4.
in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

5.
in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

Item 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

On October 20, 2006, pursuant to the Merger Agreement, Wireless Holdings issued 15,990,000 shares of common stock to the stockholders of H2Diesel upon conversion of common stock of H2Diesel in the Merger. The Merger and each of the other securities transactions discussed below were consummated pursuant to exemptions from the registration provisions of the Securities Act pursuant to, among others, Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that each such transaction did not involve a public offering and the offerees were sophisticated, accredited investors with access to the kind of information that registration would provide.

Prior to the Merger, H2Diesel completed the Private Placement in which a total of 2,915,000 shares of H2Diesel common stock, inclusive of 765,000 shares issued upon conversion of the Demand Note were sold at a purchase price of $1.00 per share to purchasers that qualified as accredited investors, as defined in Regulation D, pursuant to the terms of the subscription agreements (as such agreements may be amended, supplemented and modified from time to time) with each of its accredited investors, each dated as of October 20, 2006. Gross proceeds from the initial closing of the Private Placement were $2,915,000, inclusive of the proceeds from the Demand Note.

The proceeds from the offering were used to pay a portion of the fees due under the License Agreement, to pay H2Diesel’s accounts payable, to pay the expenses of the offering (including fees to Empire Financial Group, the finder in connection with the offering), to pay certain costs related to the Merger, and to pay salaries and for other working capital and general corporate purposes.

In connection with H2Diesel’s Private Placement, Empire Financial Group, Inc. served as H2Diesel’s finder and financial advisor. H2Diesel’s finder received a cash fee of $176,050 and warrants to purchase 251,500 shares of H2Diesel common stock in connection with the Private Placement. H2Diesel has also agreed to indemnify the finder against certain liabilities including those arising under securities laws.

On October 20, 2006, in consideration of financial public relations services to be provided by Media Relations Strategy, Inc. (“Media Relations”) to the company, H2Diesel paid $50,000 to Media Relations and issued to Media Relations (i) warrants to purchase 200,000 shares of H2Diesel common stock at an exercise price of $2.00 per share, and (ii) warrants to purchase another 200,000 shares of H2Diesel common stock at an exercise price of $3.00 per share.

On October 20, 2006, in consideration of strategic advisory services to be provided by Grandview Consultants, Inc. (“Grandview”) to the company, H2Diesel issued to Grandview: (i) 75,000 shares of H2Diesel common stock, and (ii) warrants to purchase 340,000 shares of H2Diesel common stock at an exercise price of $1.50 per share.

On October 19, 2006, in consideration of investor relations services to be provided by Steve Heard to the company, H2Diesel issued to Mr. Heard (i) warrants to purchase 200,000 shares of H2Diesel common stock at an exercise price of $2.00 per share, and (ii) warrants to purchase another 200,000 shares of H2Diesel common stock at an exercise price of $3.00 per share.

The information set forth in Items 1.01 and 2.01 of this report are incorporated herein by reference.

Item 4.01. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

In connection with the Merger and the resulting change in control, on October 20, 2006, we dismissed Jewett, Schwartz & Associates as our independent registered public accountant. The reports of Jewett, Schwartz & Associates on Wireless Holdings’ financial statements for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles.

The decision to change our independent registered public accountant was authorized and approved by our board of directors.

In connection with its audit of the financial statements of Wireless Holdings as of and for the years ended December 31, 2005 and 2004 and during the interim period through October 20, 2006, the date of dismissal, Wireless Holdings had no disagreements with Jewett, Schwartz & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Jewett, Schwartz & Associates would have caused them to make reference thereto in their report on the financial statements for such years.

We provided Jewett, Schwartz & Associates with a copy of this report prior to its filing with the SEC and requested that such accounting firm furnish a letter addressed to the SEC stating whether it agrees with the statements made in this Item 4.01 and, if not, stating the respects in which it does not agree. Jewett, Schwartz & Associates has provided us with a letter dated October 26, 2006, and addressed to the SEC, which letter is filed as Exhibit 16.1 to this report and incorporated herein by reference.

On October 20, 2006, we engaged Imowitz Koenig & Co., LLP as the our independent registered public accountant in connection with the Merger and the resulting change in control.

Imowitz Koenig & Co., LLP assisted us with the preparation of the financial statements and the pro forma financial information included in this report.

Item 9.01. FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.

(b)	Pro Forma Financial Information.

The financial statements of H2Diesel and pro-forma information is incorporated herein by reference to the financial pages set forth after the signature page to this report.

(d) Exhibits.

Exhibit No.	Description
2.1*	Agreement of Merger and Plan of Reorganization, dated as of October 17, 2006 among Wireless Holdings, Inc., Wireless Acquisition Holdings Corporation and H2Diesel, Inc.
2.2	Purchase and Repayment Agreement dated as of October 20, 2006 between Wireless Holdings, Inc. and Joseph Hess.
2.3	Acquisition Agreement dated as of October 20, 2006 between Wireless Holdings, Inc. and Joseph Hess.
2.4	Indemnification Agreement dated as of October 20, 2006 between Wireless Holdings, Inc. and Joseph Hess.
4.1	Form of Warrant.
10.1	Exclusive License Agreement dated as of March 20, 2006 between H2Diesel, Inc. and Ferdinando Petrucci.
10.2	Amendment dated September 11, 2006 to Exclusive License Agreement between H2Diesel, Inc. and Ferdinando Petrucci.
10.3	Sublicense Agreement dated as of April 14, 2006 (as amended and restated on June 15, 2006) between H2Diesel, Inc. and Xethanol Corporation.
10.4	Technology Access Agreement dated as of June 15, 2006 between H2Diesel, Inc. and Xethanol Corporation.
10.5	Employment Agreement dated as of October 18, 2006 between David A. Gillespie and H2Diesel, Inc.
10.6	Employment Agreement dated as of May 5, 2006 between Lee S. Rosen and H2Diesel, Inc.
10.7	Amended and Restated Employment Agreement dated as of September 19, 2006, between Andrea Festuccia and H2Diesel, Inc.
10.8	Form of Registration Rights Agreement.
10.9	Registration Rights Agreement dated October 16, 2006 between H2Diesel, Inc. and Xethanol Corporation.
10.10	Option Agreement dated September 15, 2006, between Lee S. Rosen and H2Diesel, Inc.

Exhibit No.	Description
10.11	Option Agreement dated September 19, 2006, between Andrea Festuccia and H2Diesel, Inc.
10.12	Option Agreement dated October 18, 2006, between David A. Gillespie and H2Diesel, Inc.
16.1	Letter of Jewett, Schwartz & Associates dated as of October 26, 2006.
21.1	Subsidiaries of Wireless Holdings, Inc.
23.1	Independent Auditor Consent.
99.1	Hess Resignation Letter dated as of October 20, 2006.
99.2**	Press Release.

____________________
* Incorporated by reference to the Current Report on Form 8-K of the company filed October 18, 2006.

** Incorporated by reference to the Current Report on Form 8-K of the Company filed
October 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 26, 2006	WIRELESS HOLDINGS, INC.

By: /s/ David A. Gillespie David A. Gillespie, President and Chief Executive Officer

H2DIESEL, INC.
(A Development Stage Enterprise)

Financial Statements
For the Period from February 28, 2006 (Inception)
to June 30, 2006

H2DIESEL, INC.
(A Development Stage Enterprise)
TABLE OF CONTENTS
June 30, 2006

Independent Auditors’ Report

To the Board of Directors and Stockholders
H2Diesel, Inc.

We have audited the accompanying balance sheet of H2Diesel, Inc. (the “Company”) (A Development Stage Enterprise) as of June 30, 2006 and the related statements of operations, stockholders’ equity, and cash flows for the period from February 28, 2006 (inception) to June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of H2Diesel, Inc. (A Development Stage Enterprise) as of June 30, 2006 and the results of its operations and its cash flows for the period from February 28, 2006 (inception) to June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses, negative cash flows from operations and is obligated under a master license agreement. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certified Public Accountants

New York, New York
September 20, 2006

H2 DIESEL, INC.
(A Development Stage Enterprise)
Balance Sheet
June 30, 2006

ASSETS

Current assets:
Cash	$59,567
Deferred expenses	711,480
Total current assets	771,047

License Agreement	8,061,300

TOTAL ASSETS	$8,832,347

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
Accounts payable and accrued expenses	$236,352
Loan payable-related party	50,000
License Agreement payable-current portion
(net of unamortized discount of $157,939)	2,342,061
Total current liabilities	2,628,413

License Agreement payable
(net of unamortized discount of $3,091,160)	3,908,840
Total Liabilities	6,537,253

Stockholders' equity:
Common stock, $0.0001 par value, 25,000,000 shares
authorized; 13,000,000 shares issued and outstanding	1,300
Additional paid-in-capital	4,489,137
Accumulated deficit	(2,195,343)
Total stockholders' equity	2,295,094

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,832,347

The accompanying notes are an integral part of these financial statements.

H2 DIESEL, INC.
(A Development Stage Enterprise)
Statement of Operations
Period from February 28, 2006 (Inception) to June 30, 2006

Operating expenses:
Research and development expenses	$30,902
General and administrative expenses	1,929,093
Total operating expenses	1,959,995

Net loss from operations	(1,959,995)

Interest expense	235,348

Net loss	$(2,195,343)

Basic and diluted net loss per share	$(0.21)

Weighted average number of
shares outstanding	10,472,326

The accompanying notes are an integral part of these financial statements.

H2 DIESEL, INC.
(A Development Stage Enterprise)

Statement of Changes in Stockholders' Equity
For the Period from February 28, 2006 (Inception) to June 30, 2006

			Additional
	Common Stock		Paid-in-	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at February 28, 2006	-	$-	$-	$-	$-
Issuance of founders' shares ($0.0001 per share)	5,541,250	554	-	-	554
Issuance of common stock in private offering,				-
net of costs	3,250,000	325	1,744,886	-	1,745,211
Issuance of common stock for services rendered	2,015,000	202	1,230,211	-	1,230,413
Issuance of common stock for Put Right	1,300,000	130	793,685	-	793,815
Issuance of common stock for Master License	893,750	89	545,658	-	545,747
Issuance of warrants for services rendered	-	-	87,953	-	87,953
Issuance of options for Put Right	-	-	41,410	-	41,410
Compensation expense associated with options	-	-	45,334	-	45,334
Net loss	-	-	-	(2,195,343)	(2,195,343)

Balance at June 30, 2006	13,000,000	$1,300	$4,489,137	$(2,195,343)	$2,295,094

The accompanying notes are an integral part of these financial statements.

H2 DIESEL, INC.
(A Development Stage Enterprise)
Statement of Cash Flows
February 28, 2006 (Inception) to June 30, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(2,195,343)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount	235,348
Compensation expense associated with stock options	45,334
Issuance of common stock, options and warrants for
Put Right and services rendered	1,527,238
Changes in operating assets and liabilities:
Deferred expenses	(85,127)
Accounts payable and accrued expenses	236,352

Net cash used in operating activities	(236,198)

CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisition of License Agreement	(1,500,000)

Net cash used in investing activities	(1,500,000)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from issuance of founders' shares	554
Proceeds from private offering issuance of common stock, net of costs	1,745,211
Proceeds from loan payable-related party	50,000

Net cash provided by financing activities	1,795,765

Net increase in cash and cash equivalents	59,567
Cash and cash equivalents - beginning of period	-

Cash and cash equivalents - end of period	$59,567

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Issuance of common stock for deferred management fees	$626,353
Payable for License Agreement (net of discount)	$6,015,553
License Agreement acquired in exchange for issuance of common stock	$545,747

The accompanying notes are an integral part of these financial statements.

H2DIESEL, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
June 30, 2006

Note 1 - ORGANIZATION AND GOING CONCERN

H2Diesel, Inc. (the “Company”) was organized under the General Corporation Law of the State of Delaware on February 28, 2006 (“Inception”). The Company is an alternative fuel company. The Company plans to produce, sell or sublicense to third parties for its manufacture and use, a proprietary vegetable oil based bio-fuel to be used as an additive or substitute for conventional petroleum diesel and bio-diesel, heating and other fuels, pursuant to an exclusive license agreement entered into by the Company on March 20, 2006 (the “Master License”). The Company’s business model is to utilize its licensed proprietary technology to manufacture or sublicense its fuel products for sale to alternative fuel manufacturers and distributors.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage and has not generated any revenues. As a result, the Company has incurred a net loss of $2,195,343 and negative cash flows from operating activities of $236,198 since Inception. The Company is obligated to pay $9.5 million in additional payments for the Master License (See note 5). These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company’s continued existence is dependent upon several factors, including obtaining additional debt or equity financing, developing a market for its products, and achieving certain levels of sales volume and profitability from the sale of its products and sublicenses of its technology. Management is investigating various sources of debt or equity financing and is developing marketing and production plans for its products.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Plan of Operation

Since its Inception on February 28, 2006, the Company has devoted most of its activities to establishing its business, including raising capital and, accordingly, the Company presents its financial statements as a development stage enterprise as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

The accompanying financial statements and related footnotes are presented in accordance with accounting principles generally accepted in the United States of America.

H2DIESEL, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
June 30, 2006

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Significant estimates include the valuation of shares, warrants or options issued for services and the valuation of its Master License and its estimated useful life to calculate amortization. The Company evaluates its estimates on an ongoing basis. Actual results could differ from those estimates under different assumptions or conditions.

Loss per Common Share

Loss per share (“EPS”) is computed based on the weighted average number of common shares outstanding and excludes any potential dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, which would then share in the earnings of the Company. The shares issuable upon the exercise of stock options and warrants are excluded from the calculation of net loss per share as their effect would be antidilutive. As of June 30, 2006, there were 4,920,000 shares of common stock equivalents that could potentially dilute EPS in the future that were not included in the computation of EPS because to do so would have been antidilutive.

Concentration of Credit Risk

The Company may, from time to time, maintain cash balances with a major financial institution which is not insured by the Federal Deposit Insurance Corporation.

Costs Associated with Issuance of Stock

Investment banking fees and related costs associated with the sale of stock are charged to stockholders’ equity.

Share-Based Compensation

In accordance with SFAS 123R “Share-Based Payment”, the Company records compensation expense for all share-based payment awards made to employees based on the estimated fair value.

Stock Issued for Non-Cash Consideration

Stock issued for services has been valued based on the estimated fair value of the shares at the time they were issued.

H2DIESEL, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
June 30, 2006
(Continued)

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

License Agreements

In accordance with SFAS 142 “Goodwill and Other Intangible Assets”, the Company has capitalized its Master License and has estimated its useful life to be indefinite. The value of the Master License will be tested for impairment on an annual basis.

Revenue Recognition

The Company records revenues pursuant to the Company’s Amended Sublicense Agreement (as defined below) based on the greater of minimum royalties or a royalty per gallon of product sold directly or indirectly by the Company’s licensee (See Note 3). Minimum royalty revenue is recognized on a straight-line basis over each period, as defined, in the Amended Sublicense Agreement. Royalties exceeding the defined minimum amounts are recognized as income during the period corresponding to product sales. Minimum royalties are not due until the Company has met certain product specifications and other requirements of the sub-licensee. Accordingly, no revenue has been recorded for the period from Inception through June 30, 2006.

Research and Development

Research and development costs are expensed as incurred. Research and development costs were $30,902 for the period from Inception through June 30, 2006.

Income Taxes

Deferred tax assets and liabilities are computed based on the difference between the book and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on changes in the assets and liabilities from period to period. These differences arise primarily from the Company’s net operating loss. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. No deferred taxes were recorded due to the uncertainty of future income.

Fair Value of Financial Instruments

The carrying amount of cash, accounts payable and accrued expenses approximate fair value because of the short-term nature of these instruments. License Agreement payable approximates fair value of amounts due under the Master License as it has been recorded in accordance with Accounting Principles Board Opinion No. 21.

H2DIESEL, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
June 30, 2006
(Continued)

Note 3	-	INVESTMENT AGREEMENT, MANAGEMENT AGREEMENT AND SUBLICENSE AGREEMENT

Effective April 14, 2006, the Company entered into an Investment Agreement (the “Agreement”) with two institutional investors (the “Investors”) and Xethanol Corporation (“Xethanol”). The Agreement was amended on May 17, 2006, effective as of April 14, 2006 (the “Amended Agreement”).

On March 20, 2006, in exchange for gross proceeds of Two Million Dollars ($2,000,000) from the Investors, the Company issued to the Investors 3,250,000 shares of the Company’s common stock and stock options to purchase 2,000,000 shares of the Company’s common stock for $2.50 per share (the “Investor Option”). The Investor Option was exercisable up to 60 days after the Company provided notice of certain test results (the “Test Notice”) with respect to its technology (the “Exercise Period”). The Investor Option has a fair value of $15,463 based on the Black-Scholes option-pricing model.

Costs associated with the investment amounted to $254,789 resulting in net proceeds to the Company of $1,745,211. The Company issued 80,000 warrants to purchase shares of the Company’s common stock at an exercise price of $2.50 per share as compensation for investment banking services associated with raising the equity. The warrants have a fair value of $17,420 based on the Black-Scholes option pricing model. The warrants are considered a cost of raising the capital.

The Company issued to Xethanol a total of 2,600,000 shares of the Company’s common stock, granted Xethanol the right to purchase up to an additional 2,000,000 shares of the Company’s common stock at $1.80 per share (the “Xethanol Option”), and Xethanol granted the Investors the right to require Xethanol to purchase the shares of the Company’s common stock owned by the Investors in exchange for 500,000 shares of Xethanol common stock (the “Put Right”). The Xethanol Option was exercisable during the Exercise Period. The Xethanol Option has a fair value of $41,410 based on the Black-Scholes option pricing model. The Xethanol Option has been charged to operations during the period. Of the 2,600,000 shares issued to Xethanol, 1,300,000 shares were issued to Xethanol as an inducement to enter into the Put Right. The fair value of these shares was $793,815, based on a share price of approximately $0.61. These shares were charged to expense during the period. On April 14, 2006, the Investors exercised their respective Put Rights, and Xethanol purchased the Investors’ 3,250,000 shares of the Company’s common stock in exchange for 500,000 shares of Xethanol common stock. As of June 30, 2006, Xethanol owned 5,850,000 shares of the Company’s common stock which represented as of such date a 45% ownership interest in the Company.

H2DIESEL, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
June 30, 2006
(Continued)

Note 3	-	INVESTMENT AGREEMENT, MANAGEMENT AGREEMENT AND SUBLICENSE AGREEMENT (Continued)

On June 15, 2006 the Company sent the Test Notice and on August 15, 2006, the Company agreed to extend the Exercise Period to August 21, 2006. As of August 21, 2006, the Investor Option and the Xethanol Option expired.

In connection with the Agreement, Xethanol and the Company entered into a Management Agreement and Sublicense Agreement, each of which is dated April 14, 2006. The Sublicense Agreement was amended and restated on June 15, 2006, effective April 14, 2006, in an Amended and Restated Sublicense Agreement (the “Amended Sublicense Agreement”).

Under the Management Agreement, Xethanol agreed to manage the business of the Company. The Company issued 1,300,000 shares of the Company’s common stock to Xethanol pursuant to the Amended Agreement as a non-refundable fee for its services under the Management Agreement. The shares have a fair value of $793,815, based on a share price of approximately $0.61 per share and have been recorded as a deferred expense. Accordingly, the Company has recorded management fee expense of $167,462 pursuant to the Management Agreement for the period from April 14, 2006 through June 30, 2006.

Under the Amended Sublicense Agreement, Xethanol was granted a ten year sublicense to produce and sell bio-fuel and other products (“Products”) incorporating the Company’s proprietary additive (the “Additive”) and know how exclusively in Maine, Vermont, New Hampshire, Massachusetts, Connecticut, Rhode Island, New York, Pennsylvania, Delaware, New Jersey, Virginia, West Virginia, North Carolina, South Carolina, Georgia and Florida and a non-exclusive license to sell those Products anywhere within North America, Central America and the Caribbean. Additional territories may be added by written agreement of the parties. The Company believes that the Additive facilitates, simplifies and reduces the cost of producing bio-fuel based on vegetable oil and is based upon a formula and certain proprietary technology (the “Technology”) that the Company has licensed under the Master License.

H2DIESEL, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
June 30, 2006
(Continued)

Note 3	-	INVESTMENT AGREEMENT, MANAGEMENT AGREEMENT AND SUBLICENSE AGREEMENT (Continued)

Under the Amended Sublicense Agreement, the Company must sell Xethanol sufficient Additive to meet its requirements for the production of Product at the lower of its actual cost plus 10% or the price at which the Company sells Additive to unrelated third parties or at such other price as Xethanol and the Company may agree. Xethanol is obligated to pay certain royalties to the Company based on sales of Products by them or their sublicensees. Xethanol is obligated to pay to the Company a royalty (the “Royalty”) per gallon of Product that it or its distributors sell equal to the lesser of $.10 per gallon or the lowest per gallon royalty that the Company charges to unrelated entities. During the first royalty period, which begins on the date the Company first notifies Xethanol that the Company can produce and deliver Additive in sufficient quantities to meet Xethanol’s requirements, is able to do so and provides them with the technical and engineering specifications necessary for a plant to produce the Products (the “Trigger Date”) and ends 12 months later, Xethanol must pay a minimum Royalty amount that would be payable based upon sales of 20,000,000 gallons of Product (the “Minimum Sales Amount”), regardless of whether such sales actually occur. The Minimum Sales Amount increases by 10,000,000 gallons for each succeeding 12-month period during the initial term of the Amended Sublicense Agreement, which ends 10 years from the Trigger Date. If Xethanol does not meet the Minimum Sales Amount, or fails to pay the Royalty that would have been payable had they met the Minimum Sales Amount, in any 12-month period, its rights may become non-exclusive or the agreement may be subject to termination. The Amended Sublicense Agreement automatically renews for successive one-year periods provided there are no existing defaults at the time of renewal. As of June 30, 2006, the Trigger Date had not yet occurred and accordingly, no royalty income has been recorded by the Company pursuant to the Amended Sublicense Agreement.

H2DIESEL, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
June 30, 2006
(Continued)

Note 3	-	INVESTMENT AGREEMENT, MANAGEMENT AGREEMENT AND SUBLICENSE AGREEMENT (Continued)

Also on June 15, 2006, Xethanol entered into a Technology Access Agreement with the Company, pursuant to which the Company will deliver to Xethanol the Additive formula and all know-how in the Company’s possession, under the Company’s control or available from the inventor of the Technology that relates to the manufacture of the Additive. The Company is required to continue to provide Xethanol with information regarding modifications to that formula or know-how. Xethanol has no right to use the formula or the know-how except as set forth in the Amended Sublicense Agreement so long as the Company is not in default of its obligations under the Amended Sublicense Agreement. After an event of default by the Company, Xethanol has the right to use the formula and know-how to produce Additive to meet its needs to sell Product under the Amended Sublicense Agreement. Xethanol must pay the Company the royalties that it would otherwise have paid in connection with sales of Product, but may offset the amount by which the cost it incurs in manufacturing the Product itself, exceeds the price that it would otherwise have paid to the Company. Xethanol has retained the right to seek damages from the Company for any excess cost of the Additive.

Note 4 - COMMON STOCK PURCHASE WARRANTS AND OPTIONS

During the period from Inception through June 30, 2006, the Company issued a warrant to purchase 340,000 shares of the Company’s common stock at a weighted average exercise price of $1.80 per share, to an independent contractor of the Company for services rendered. None of these shares have been exercised as of June 30, 2006.

The fair value of this warrant is $87,953 based on the Black-Scholes option pricing model and was charged to operations during the period. Significant assumptions used in the model were 4.85% as the risk-free rate based on U.S. Treasury yield curve for a 5 year maturity, warrant life of 3 years, dividend yield of 0% and 100% for expected volatility.

On April 1, 2006 (the “Grant Date”), the Company granted to its Chief Technology Officer, an option to purchase 500,000 shares of the Company’s common stock at an exercise price of $3.75 per share, of which 100,000 shares vested on the Grant Date, 200,000 shares shall vest on the first anniversary of the Grant Date and 200,000 shares shall vest upon the second anniversary of the Grant Date. The option shall expire on the tenth anniversary of the Grant Date. None of these shares have been exercised as of June 30, 2006.

The fair value of this option is $151,113 based on the Black-Scholes option pricing model and $45,334 of such amount was charged to operations for the period. Significant assumptions used in the model were 4.85% as the risk-free rate based on U.S. Treasury yield curve for a 5 year maturity, warrant life of 5 years, dividend yield of 0% and 100% for expected volatility.

H2DIESEL, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
June 30, 2006
(Continued)

Note 5  - MASTER LICENSE AGREEMENT

On March 20, 2006 (the “Effective Date”), the Company entered into an agreement (“Master License”) with Ferdinando Petrucci, the inventor of the Additive (“Licensor”), to obtain an exclusive license to make, use and sell the Product in the territory comprising North America, Central America and Caribbean as well as other regions that may be added by mutual agreement of the parties. The Company has agreed to pay $11.0 million to the Licensor which shall be payable as follows: $1.5 million paid upon the Effective Date, $1.0 million within 180 days after the Effective Date, $1.5 million within one year after the Effective Date and $1.0 million on each subsequent anniversary of the Effective Date for the seven years thereafter. The Company also has the option, to add South America, excluding Paraguay, to its licensed territories within six months after the Effective Date of the agreement for an additional $10 million which would be payable over a six year period as follows: $1.5 million upon exercise of option, $1.5 million within 180 days after exercise and $1.0 million on or before each subsequent anniversary of the exercise date for seven years thereafter. The Company also issued 893,750 shares of its common stock to the Licensor as additional compensation for the Master License. As of June 30, 2006, the Company has recorded an intangible asset of $8,061,300 for the fair value of the Master License, net of unamortized discount of $3,249,100. The Company has recorded the payable for $9.5 million of remaining payments under the Master License with a discount based on an imputed interest rate of 14%. The Company has recorded interest expense of $235,348 representing amortization of the discount for the period of Inception through June 30, 2006.

The Company issued an aggregate of 715,000 shares of the Company’s common stock to two consultants (one of whom is now the Company’s Chief Technology Officer’s (see note 6)) upon the Effective Date as compensation for their services rendered in introducing the inventor to the Company and their assistance in negotiating the terms of the Master License. The fair market value of the common stock issued to the consultants amounted to $436,598, based on a share price of approximately $0.61, and was recorded as consulting expense during the period from Inception through June 30, 2006.

Note 6  - RELATED PARTY TRANSACTIONS

On June 30, 2006 the Company received a loan from Xethanol. The loan will bear interest at the prime rate and, although could have been credited against the exercise price payable to the Company upon Xethanol’s exercise of the Xethanol Option, will be repayable in cash.

H2DIESEL, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
June 30, 2006
(Continued)

Note 6  -  RELATED PARTY TRANSACTIONS (Continued)

On April 14, 2006, the Company issued 1,300,000 shares of the Company’s common stock to Xethanol as a non-refundable fee for its services under the Management Agreement, issued an additional 1,300,000 shares of the Company’s common stock to Xethanol to induce it to grant the Put Right, granted Xethanol the Xethanol Option and entered into the Amended Sublicense Agreement with Xethanol (See Note 3).

On March 20, 2006, the Company issued 357,500 shares of the Company’s common stock to Andrea Festuccia, a former consultant to the Company and presently the Company’s Chief Technology Officer, for his services in introducing the inventor to the Company and his assistance in negotiating the terms of the Master License. Mr. Festuccia became the Company’s Chief Technology Officer on April 1, 2006 (See Note 5).

For the period of February 28, 2006 (inception) to June 30, 2006, Lee Rosen, a significant shareholder and sole director of the Company, received $45,000 for consulting services.

During September 2006 the Company granted to Lee Rosen options to purchase 1,500,000 shares of the Company’s common stock at an exercise price of $1.50.

Note 7  - LETTER OF INTENT

On April 3, 2006 the Company entered into a letter of intent with a public company which is traded on the OTC Bulletin Board (“Pubco”), whereby Pubco agreed to acquire one-hundred percent (100%) of the issued and outstanding stock of the Company for the issuance of shares of Pubco’s common stock to the Company’s stockholders in a reverse merger transaction. The letter of intent was amended on June 29 and September 19, 2006. The Company has made a good faith non-refundable deposit of $50,000 towards the costs of the transaction, $25,000 of which is included in deferred expenses. Consummation of the transaction is subject to the satisfaction of certain conditions including the execution of definitive agreements and the completion of due diligence. As of the date of this report, no definitive agreement has been reached nor can any assurance can be given that this transaction will be consummated.

Note 8  - SUBSEQUENT EVENTS

On August 25, 2006, the Company notified Xethanol of its election to terminate the Management Agreement. The Management Agreement will terminate on the earlier of (i) September 25, 2006 or (ii) any earlier date that Xethanol agrees in writing to such termination.

H2DIESEL, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
June 30, 2006
(Continued)

Note 8  - SUBSEQUENT EVENTS (Continued)

On September 11, 2006, the Master License Agreement was amended to extend the due date of the $1.0 million payment that was due on September 20, 2006, the expiration of the option to add South America, excluding Paraguay to the covered territory, and the deadline to file a registration statement with the SEC with respect to the Company’s securities, to December 31, 2006.

On September 11, 2006, the Company issued a $765,000 Convertible Promissory Note (the “Note”) payable on demand and bearing interest on any overdue amount at 8% per annum. The Note is convertible at the Company’s option into shares of the Company’s common stock upon the consummation of an offering and sale of the Company’s common stock in which the aggregate gross proceeds equals or exceeds $2.0 million (including the proceeds from this Note). The Note will be converted based on the outstanding principal balance and any accrued and unpaid interest at the same price per share for which shares are sold in the offering.

During September 2006, the Company adjusted the exercise price of the warrant to purchase 340,000 shares of the Company’s common stock and the option to purchase 500,000 shares of the Company’s common stock to $1.50.

Wireless Holdings, Inc.

Pro Forma Financial Statements

Introduction to Unaudited Pro Forma Financial Statements

The accompanying unaudited pro forma balance sheet and statement of operations (“pro forma statements”) reflect the merger of H2Diesel and Wireless Acquisition. For legal and accounting purposes, H2Diesel is the surviving entity in the Merger. The Merger is being accounted for as a “reverse merger,” since the stockholders of H2Diesel owned a majority of the outstanding shares of the common stock of the Company immediately following the Merger. H2Diesel is deemed to be the acquirer in the reverse merger and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of H2Diesel and will be recorded at the historical cost basis of H2Diesel. We have not included any historical financial data for Wireless Holdings, Inc. because as a result of the transactions entered into in connection with the Merger, including the transfer of our Action Wireless subsidiary to Mr. Hess and the cancellation of all of our indebtedness to Mr. Hess, none of our assets, liabilities or operations immediately preceding the Merger will continue following the Merger.

The unaudited pro forma financial statement information set forth below is presented to reflect the pro forma effects on our historical financial statements of the following transactions as if they occurred on June 30, 2006, with respect to the unaudited pro forma balance sheet, and February 28, 2006, with respect to the unaudited pro forma statement of operations. Pro forma statement of operations data has not been provided prior to February 28, 2006, because February 28, 2006 is H2Diesel’s date of inception.

In preparing these pro forma statements, we have given effect to the following transactions:

•
Sale of 2,915,000 shares of H2Diesel common stock at $1.00 per share in a private placement, including the conversion of a $765,000 Convertible Promissory Note into 765,000 shares of H2Diesel common stock.

•	Termination of management agreement with Xethanol.
•	Issuance of a total of 1,500,000 options to Mr. Rosen and 251,500 warrants to purchase shares of common stock issued to the finder in connection with the private placement.
•	Completion of the Merger and payment of the related costs and expenses.

The accompanying pro forma statements should be read in conjunction with the separate historical financial statements of H2Diesel appearing elsewhere herein, and the notes thereto. The pro forma financial statements are not necessarily indicative of the Company’s financial position or results of operations that would have been achieved had the merger been effected on such dates. The pro forma adjustments reflect the transactions based on currently available information and certain estimates and assumptions as set forth in the notes to the unaudited pro forma information. However, actual amounts may differ from the pro forma amounts.

Wireless Holdings, Inc. (A Development Stage Enterprise) Pro Forma Balance Sheet June 30, 2006

	H2Diesel
	Historical	Pro Forma	Note		Pro Forma
	June 30, 2006	Adjustments	Ref		June 30, 2006
ASSETS

Current assets:
Cash	$59,567	$2,313,950	(a	)	$2,373,517
Deferred expenses	711,480	(651,353)	(b	)	60,127
Total current assets	771,047	1,662,597			2,433,644

License Agreement	8,061,300	-			8,061,300

TOTAL ASSETS	$8,832,347	$1,662,597			$10,494,944

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
Accounts payable and accrued expenses	$236,352	$-			$236,352
Loan payable-related party	50,000	(50,000)	(c	)	-
License Agreement payable-current portion	2,342,061				2,342,061
Total current liabilities	2,628,413	(50,000)			2,578,413

License Agreement payable	3,908,840	-			3,908,840
Total Liabilities	6,537,253	(50,000)			6,487,253

Stockholders' equity:
Common stock	1,300	292			1,592
Additional paid-in capital	4,489,137	3,524,779			8,013,916
Accumulated deficit	(2,195,343)	(1,812,474)			(4,007,817)
Total Stockholders' equity	2,295,094	1,712,597			4,007,691

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,832,347	$1,662,597			$10,494,944

The accompanying notes are an integral part of these pro forma financial statements.

Wireless Holdings, Inc. (A Development Stage Enterprise) Pro Forma Statement of Operations Period from February 28, 2006 (Inception) to June 30, 2006
					Pro Forma
	H2Diesel Historical				Period ended
	Period ended June 30, 2006	Pro Forma Adjustments	Note Ref		June 30, 2006

Operating expenses:
Research and development expenses	$30,902	-			$30,902
General and Administrative expenses	1,929,093	$1,412,474	(a	)	3,341,567
Total operating expenses	1,959,995	1,412,474			3,372,469

Net loss from operations	(1,959,995)	(1,412,474)			(3,372,469)

Merger expense	-	400,000	(b	)	400,000
Interest expense	235,348	-			235,348

Net loss	$(2,195,343)	$(1,812,474)			$(4,007,817)

Basic and diluted net loss per share	$(0.21)				$(0.28)

Weighted average number of shares
outstanding	10,472,326				14,488,576

The accompanying notes are an integral part of these pro forma financial statements.

WIRELESS HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
JUNE 30, 2006

1.	PRO FORMA BALANCE SHEET ADJUSTMENTS

Gives effect to the following transactions as if they occurred on June 30, 2006:

a.
Net proceeds of $2,738,950 from the sale of 2,915,000 shares of H2Diesel common stock and the conversion of a $765,000 note payable into 765,000 shares of H2Diesel common stock in a private placement on October 17, 2006, payment of merger costs of $375,000 (net of $25,000 prepayment) and payment of $50,000 loan to Xethanol Corp.

b.	Write off of the remaining balance of deferred management fee effective September 25, 2006.

c.	Payment of $50,000 loan to Xethanol Corporation.

2.	PRO FORMA STATEMENT OF OPERATIONS

Gives effect to the following transactions:

a.
Issuance of 1,500,000 options to purchase common stock to our Chairman, Mr. Rosen, and write off of deferred management fee of $626,353. In addition, warrants to purchase 251,500 shares of common stock were issued to the finder in connection with the private placement.

b.	Merger costs of $400,000.

INDEX TO EXHIBITS

Exhibit No.	Description
2.1*	Agreement of Merger and Plan of Reorganization, dated as of October 17, 2006 among Wireless Holdings, Inc., Wireless Acquisition Holdings Corporation and H2Diesel, Inc.
2.2	Purchase and Repayment Agreement dated as of October 20, 2006 between Wireless Holdings, Inc. and Joseph Hess.
2.3	Acquisition Agreement dated as of October 20, 2006 between Wireless Holdings, Inc. and Joseph Hess.
2.4	Indemnification Agreement dated as of October 20, 2006 between Wireless Holdings, Inc. and Joseph Hess.
4.1	Form of Warrant.
10.1	Exclusive License Agreement dated as of March 20, 2006 between H2Diesel, Inc. and Ferdinando Petrucci.
10.2	Amendment dated September 11, 2006 to Exclusive License Agreement between H2Diesel, Inc. and Ferdinando Petrucci.
10.3	Sublicense Agreement dated as of April 14, 2006 (as amended and restated on June 15, 2006) between H2Diesel, Inc. and Xethanol Corporation.
10.4	Technology Access Agreement dated as of June 15, 2006 between H2Diesel, Inc. and Xethanol Corporation.
10.5	Employment Agreement dated as of October 18, 2006 between David A. Gillespie and H2Diesel, Inc.
10.6	Employment Agreement dated as of May 5, 2006 between Lee S. Rosen and H2Diesel, Inc.
10.7	Amended and Restated Employment Agreement dated as of September 19, 2006, between Andrea Festuccia and H2Diesel, Inc.
10.8	Form of Registration Rights Agreement.
10.9	Registration Rights Agreement dated October 16, 2006 between H2Diesel, Inc. and Xethanol Corporation.
10.10	Option Agreement dated September 15, 2006, between Lee S. Rosen and H2Diesel, Inc.

Exhibit No.	Description
10.11	Option Agreement dated September 19, 2006, between Andrea Festuccia and H2Diesel, Inc.
10.12	Option Agreement dated October 18, 2006, between David A. Gillespie and H2Diesel, Inc.
16.1	Letter of Jewett, Schwartz & Associates dated as of October 26, 2006.
21.1	Subsidiaries of Wireless Holdings, Inc.
23.1	Independent Auditor Consent.
99.1	Hess Resignation Letter dated as of October 20, 2006.
99.2**	Press Release.

____________________
*   Incorporated by reference to the Current Report on Form 8-K of the company filed  October 18, 2006.

**Incorporated by reference to the Current Report on Form 8-K of the Company filed  October 23, 2006.